INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

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CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, will be held at The Pearman Room (4B), 4th Floor, Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda on [May 15], 2009 at 1:00 p.m., for the following purposes:

1.	To elect twelve directors to serve until the next Annual General Meeting of Shareholders;

2.	To approve the issuance and sale of shares of Class A Common Stock and Class B Common Stock to TW Media Holdings LLC;

3.	To approve the amendment and restatement of our Amended and Restated 1995 Stock Incentive Plan; and

4.
To appoint Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ended December 31, 2009 and to authorize the directors, acting through the Audit Committee, to approve their fee.

The Company will also lay before the meeting the financial statements of the Company for the year ended December 31, 2008 pursuant to the provisions of the Companies Act of 1981 of Bermuda.

The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.

Only shareholders of record at the close of business on April 20, 2009 are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Daniel Penn
Secretary

●, 2009

IMPORTANT:  The prompt return of proxies will ensure that your shares will be voted.  A self-addressed envelope is enclosed for your convenience.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

_____________________________

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD [MAY 15], 2009

_____________________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, for use at our Annual General Meeting of Shareholders (the “Meeting”) to be held at The Pearman Room (4B), 4th Floor, Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda on [May 15], 2009, at 1:00 p.m., and at any adjournments thereof.

Shareholders may vote their shares by signing and returning the proxy card accompanying this proxy statement. Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Company Secretary, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast on each matter to be voted upon at the Meeting constitutes a quorum as to each such matter. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker “non-votes” are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner or has discretionary power but elects not to exercise it.

Our registered office is located at Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda.  A subsidiary of the Company also maintains offices at 51-52 Charles Street, London W1J 5EU, United Kingdom. The date on which this proxy statement and the enclosed form of proxy will first be sent to shareholders is on or about [April 24], 2009.

Shareholders of record of our Class A Common Stock, par value $.08 per share, at the close of business on April 20, 2009, shall be entitled to one vote for each share then held. Shareholders of record of our Class B Common Stock, par value $.08 per share, at the close of business on April 20, 2009 shall be entitled to ten votes for each share then held. The Class A Common Stock and the Class B Common Stock shall be voted on all matters presented as a single class. There were issued and outstanding at the close of business on April 20, 2009 36,024,273 shares of Class A Common Stock and 6,312,839 shares of Class B Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Twelve directors are to be elected at the 2009 Annual General Meeting to serve until our next annual general meeting of shareholders. The twelve nominees are listed below together with brief biographies.  All twelve nominees are incumbents, including Frank Ehmer and Duco Sickinghe, who were appointed to the Board of Directors on October 22, 2008.  The Board of Directors has determined that seven of the directors qualify as independent under the NASDAQ Marketplace Rules: Charles Frank, Herbert Granath, Herbert Kloiber, Alfred Langer, Bruce Maggin, Ann Mather and Duco Sickinghe. At this time the Board of Directors knows of no reason why any nominee might be unable to serve as a director.

Director Nominees

Ronald S. Lauder, 65, one of our founders, has served as our non-executive Chairman of the Board since its incorporation in 1994.  Mr. Lauder is a principal shareholder and a director of The Estée Lauder Companies, Inc. (“Estée Lauder”) and has served as Chairman of Estée Lauder International and Chairman of Clinique Laboratories, Inc., divisions of Estée Lauder, since returning to the private sector from government service in 1987.  From 1986 until 1987, Mr. Lauder served as U.S. Ambassador to Austria.  From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs.  He is President of the Jewish National Fund, former Chairman of the Council of Presidents of American Jewish Organizations, a member of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School at the University of Pennsylvania.  In June 2007, Mr. Lauder was elected President of the World Jewish Congress. He received his B.S. in International Business from the Wharton School of the University of Pennsylvania.

Herbert A. Granath, 80, has served as a Director since 2002 and non-executive Vice Chairman of the Board since June 2006.  Mr. Granath is Chairman Emeritus, ESPN, a cable sports network, and Senior Content Advisor to Telenet, the largest cable operator in Belgium.  He is Co-Chairman of Crown Media Holdings, which owns and operates the Hallmark Channel. He is also Chairman and Chief Executive Officer of Media and Entertainment Holdings, Inc., a special purpose vehicle for the acquisition of media, entertainment and communications businesses. Mr. Granath was employed by ABC for over 35 years and was Chairman, Disney/ABC International (an international broadcasting company) from 1996 to January 1998 where he pioneered many aspects of ABC’s expanding television business, including its successes in the cable and international programming arenas.  He served as Chairman of the Board of ESPN for 16 years and Senior Vice President of ABC, Inc. from 1998 until 2001.  He also served as Chairman of the Board of A&E, The History Channel, The Biography Channel and Lifetime Television, and was a founding partner and Board member of Eurosport, the largest cable network in Europe. He also served on the Boards of Telefunf, RTL2 and TM3 networks in Germany, SBS Broadcasting SA and TVA, the Brazilian pay-TV company.  Among the awards Mr. Granath has received are two Tony awards (along with six Tony nominations), an International Emmy (Lifetime Achievement in International TV), and a U.S. Emmy (Lifetime Achievement in Sports Television).  He has also been honored by the National Association of Broadcasters as a Broadcast Pioneer and received the European Lifetime Achievement Award at the Rose d’Or Festival in Lucerne, Switzerland.

Frank Ehmer, 33, has served as a Director since October 2008. He previously served as a Director from September 2006 to September 2007. He is currently a partner in the London office of Apax Partners (“Apax”). He joined Apax in 2000 and has worked primarily on large leveraged investments, particularly in the service industries. He has been involved in a wide range of investments across sectors and geographies, including TIM Hellas, Tommy Hilfiger, Tropolys and Bundesdruckerei as well as the Apax investment in our Company. He studied at Mannheim University and the University of Pennsylvania. Mr. Ehmer also holds an M.B.A. (Honors) from Harvard Business School.

Charles R. Frank, Jr., 71, has served as a Director since 2001.  Mr. Frank currently serves as a non-executive member of the board of Arcelor Mittal Steel Galati, the Romanian subsidiary of Arcelor Mittal Steel Company N.V.  He is a member of the investment committee of the Darby Converging Europe Mezzanine Fund, and a member of the Advisory Committee of the Sigma-Bleyzer Growth Fund IV.  From 1997 to 2001, Mr. Frank was First Vice President and twice acting President of the European Bank for Reconstruction and Development, which makes debt and equity investments in Central and Eastern Europe and the former Soviet Union. From 1988 to 1997, Mr. Frank was a Managing Director of the Structured Finance Group at GE Capital (a financial services company) and a Vice President of GE Capital Services.  Mr. Frank served as Chief Executive Officer of Frank and Company from 1987 to 1988, and Vice President of Salomon Brothers from 1978 until 1987.  Mr. Frank has held senior academic and government positions, including Deputy Assistant Secretary of State and Chief Economist at the U.S. Department of State, Senior Fellow at the Brookings Institution, Professor of Economics and International Affairs at Princeton University, and Assistant Professor of Economics at Yale University.  Mr. Frank graduated from Rensselaer Polytechnic Institute with a B.S. in mathematics and economics before completing a Ph.D. in economics at Princeton University.

Herbert Kloiber, 61, has served as a Director since 2006. Dr. Kloiber is chairman and majority shareholder of the media conglomerate TeleMuenchen Group, which was a production company when he initially acquired it in 1977. He is also a member of the board of Bavarian Film Funding Organization in Germany.  Dr. Kloiber also serves as Chairman of the Board of CineMedia Film AG and Cinemax AG.  From April 1998 until August 2005, Dr. Kloiber was a member of the board of SBS Broadcasting SA.  He has received the Directorate Award of the Academy of Television Arts and Sciences, the Chevalier des Arts et Lettres, the Bavarian Order of Merit and the Grand Decoration of Honor for Services to Austria.  Dr. Kloiber has a Ph.D in law from the University of Vienna.

Igor Kolomoisky, 46, has served as a Director since 2007. Mr. Kolomoisky is a prominent international businessman with diversified business interests, including ownership of significant industrial assets worldwide and particularly in CIS countries. He is currently a controlling shareholder and Supervisory Board Member of PrivatBank, one of the largest and best known commercial banks in Ukraine. Since 2003, he has been a major shareholder and member of the Supervisory Board of Ukrnafta, Ukraine's largest oil and natural gas extracting, processing and supplying company with a recent market cap of approximately $3.6 billion. He co-founded oil supplier Sentosa Ltd in 1991 and continues to serve as Director of the company overseeing a full range of management responsibilities. Mr. Kolomoisky graduated from Dnipropetrovsk Metallurgical Institution Ukraine with a degree in Metallurgical Engineering.

Alfred W. Langer, 57, has served as a Director since 2000.  Mr. Langer currently serves as a consultant to a number of privately held companies, primarily in Germany, in the areas of mergers and acquisitions, structured financing and organizational matters.  From July 2001 until June 2002, Mr. Langer served as Chief Financial Officer of Solvadis AG, a German based chemical distribution and trading company.  From October 1999 until May 2001, Mr. Langer served as Treasurer of Celanese AG, a German listed chemical company.  From June 1997 until October 1999, Mr. Langer served as Chief Financial Officer of Celanese Corp., a U.S. chemical company.  From October 1994 until July 1997, Mr. Langer served as Chief Executive Officer of Hoechst Trevira GmbH, a producer of synthetic fibers.  From 1988 until September 1994, Mr. Langer served as a member of the Board of Management of Hoechst Holland N.V., a regional production and distribution company.  Mr. Langer received an M.B.A. degree from the University GH Siegen.

Bruce Maggin, 65, has served as a Director since 2002.  Mr. Maggin has served as Principal of the H.A.M Media Group, LLC, an international investment and advisory firm specializing in the entertainment and communications industries, since 1997.  He is currently Executive Vice President and Secretary of Media and Entertainment Holdings, Inc. From 1999 to 2002, Mr. Maggin served as Chief Executive Officer of TDN Media, Inc., a joint venture between Thomson Multimedia, NBC Television and Gemstar-TV Guide International that sold advertising on proprietary interactive television platforms.  Mr. Maggin has been a Director of Phillips-Van Heusen Corporation since 1987 and Chair of its Audit Committee since 1997. Mr. Maggin is a member of the Board of Trustees of Lafayette College from which he received a B.A. degree. He also earned J.D. and M.B.A. degrees from Cornell University.

Ann Mather, 49, has served as a Director since 2004. Ms. Mather is also a Director and Chair of the Audit Committee of Google, Inc. and a Director and Chair of the Audit Committee of Glu Mobile Inc. From 1999 to 2004, Ms. Mather was Executive Vice President, Chief Financial Officer and Secretary of Pixar Animation Studios. Prior to joining Pixar, she was Executive Vice President and Chief Financial Officer at Village Roadshow Pictures.  From 1993 to 1999, Ms. Mather held various executive positions at the Walt Disney Company in Los Angeles, including Senior Vice President of Finance and Administration of its Buena Vista International Theatrical Division, where she supervised operations in Europe, Asia and Latin America as well as the start up of distribution operations in several Asian markets including China, Australia and Malaysia.  From 1992 to 1993, Ms. Mather worked for Disney in Paris, France where she helped establish the international theatrical distribution arm of Disney in ten European countries.  From 1991 to 1992, she was the European Controller for Alico, a division of AIG, Inc.   From 1989 to 1991 she was the Director of Finance for Polo Ralph Lauren Europe’s retail operations, and from 1984 to 1988, Ms. Mather was at Paramount Pictures Corporation where she held various positions in London, Amsterdam and New York.   She worked for KPMG in London, England between 1981 and 1984 covering a broad range of audit, tax and consulting assignments.  She has an M.A. degree from Cambridge University in England. On April 23, 2008, the staff of the Los Angeles office of the Securities and Exchange Commission advised Ms. Mather that it intends to recommend that the SEC initiate a civil proceeding against her, alleging violations of the federal securities laws related to certain stock option transactions involving Pixar Animation Studios.  The staff recommendation arises out of Ms. Mather’s prior employment at Pixar and not her service as a director of the Company.

Duco Sickinghe, 51, has served as a Director since October 2008. He is the Chief Executive Officer and Managing Director of Telenet, the Flemish cable operator. Mr. Sickinghe has worked in the technology and media industries for over 22 years and began his career in finance with Hewlett-Packard at its European headquarters in Switzerland in 1987. In 1987, Mr. Sickinghe moved to Germany to head up Hewlett-Packard's LaserJet product line for Europe, and in 1989 became the company's Channel Development Manager for Europe. In 1991, Mr. Sickinge joined NeXT Computer as Vice President Marketing, then as General Manager France. Mr. Sickinghe was a co-founder of Software Direct in 1994 and served as its Chief Executive Officer until 1997. Software Direct later became a joint venture with Hachette Distributions Services. Mr. Sickinghe joined Wolter-Kluwer Professional Publishing in 1997 and, as General Manager of Kluwer Publishing in The Netherlands, oversaw its transition to electronic media and reengineered the company’s traditional business. In early 2001, he joined Cable Partners Europe and was appointed as Chief Executive Officer of Telenet in the summer of 2001. Mr. Sickinghe is also a member of the Board of Directors of Zenitel N.V., Belgium. Mr. Sickinghe holds a Dutch Master’s Degree in law and an M.B.A. from Columbia University.

Christian Stahl, 38, has served as a Director since 2006. He joined Apax Partners in March 1999 as a member of the media and leveraged transactions teams and is currently an equity partner. At Apax, he has worked on various international media transactions including Cengage Learning, The Stationery Office, TDL Infomedia, 20 Minuten AG, Telcast Media Group, World Directories and Tommy Hilfiger as well as the Apax investment in our Company. Prior to joining Apax, he worked at Bain and Company. He attended university in London and Reutlingen (Germany), graduating with a German and English first class degree in business administration. He also earned an M.B.A. with distinction from INSEAD.

Eric Zinterhofer, 37, has served as a Director since 2004.  Mr. Zinterhofer is a partner at Apollo Management, L.P., and has been with Apollo since 1998. He is a Director and a member of the Compensation Committee of iPCS Inc. and is a Director of Affinion Group, Dish TV India Limited and Unity Media. From 1994 to 1996, Mr. Zinterhofer was a member of the Corporate Finance Department at Morgan Stanley Dean Witter & Co.  From 1993 to 1994, Mr. Zinterhofer was a member of the Structured Equity Group at J.P. Morgan Investment Management.  Mr. Zinterhofer graduated cum laude from the University of Pennsylvania with B.A. degrees in Honors Economics and European History and received an M.B.A. from the Harvard Business School.

There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director other than Christian Stahl and Frank Ehmer, who were nominated by Apax pursuant to the terms of a partnership agreement among Ronald Lauder, certain parties related to Ronald Lauder and an Apax investment vehicle, and Igor Kolomoisky, who was originally appointed pursuant to the terms of a subscription agreement between him and the Company.

Vote Required; Recommendation

The election of the Board of Directors requires a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present.  Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR election of the twelve named nominees to the Company’s Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE TWELVE NAMED NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

We abide by the corporate governance principles outlined below to ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and that the interests of the Board of Directors and management are aligned with those of shareholders.

On an annual basis, directors and executive officers complete questionnaires that are used to establish the independence of independent directors, to confirm the qualifications of the members of our Audit Committee and to disclose any transaction with us or our subsidiaries in which a director or executive officer (or any member of his or her immediate family) has a direct or indirect material interest.

Director Independence

The NASDAQ Marketplace Rules require that a majority of the directors be “independent directors”.  For a director to be considered independent, the Board must determine that the director (and in some cases, members of a director’s immediate family) does not have, or in the past three years has not had, certain direct or indirect material relationships with us, our external auditors or other persons doing business with us. The Board has affirmatively determined that seven of our twelve directors have no material direct or indirect relationship with us and qualify as independent directors pursuant to the corporate governance standards of NASDAQ as well as an evaluation of factors specific to each director. The independent directors are Charles Frank, Herbert Granath, Herbert Kloiber, Alfred Langer, Bruce Maggin, Ann Mather and Duco Sickinghe.

In the course of the determination by the Board regarding the independence of each non-employee director, it considered the beneficial ownership of such director or his or her affiliates in the Company as well as any transactions or arrangements that each director has with us.  In particular, the Board evaluated for Dr. Kloiber the amount of sales to us by a company of which he is the controlling shareholder and serves as an executive officer and determined that the amount of sales by such company was below one percent of the annual revenues of such company during the current year and for any of the past three fiscal years.

Independent Director Meetings

Our independent directors meet separately from the other directors in regularly scheduled executive sessions. The chairman of the Corporate Governance/Nominating Committee presides over the meetings of the independent directors. During 2008, the independent directors held four meetings.

Code of Conduct and Ethics

All of our directors, officers and employees are required to act in accordance with our Code of Conduct and Ethics. The Code of Conduct and Ethics complies with NASDAQ and SEC requirements and incorporates our Whistleblower Policy. The Whistleblower Policy contains procedures for the anonymous, confidential submission by employees or others of any complaints or concerns about us or our accounting, internal accounting controls or auditing matters. The Whistleblower Policy prohibits retaliation against employees who avail themselves of the policy. Both the Code of Conduct and Ethics and the Whistleblower Policy are available on  our website at www.cetv-net.com. They are also available in print to any shareholder on request.

Director Nominating Process

The Corporate Governance/Nominating Committee will consider candidates for membership on the Board of Directors who are recommended by qualifying shareholders. Under the Corporate Governance/Nominating Committee charter, a qualifying shareholder is any shareholder who has provided evidence that he has been the beneficial owner of at least 5% of any class of our outstanding stock for at least one year. In order to be considered for membership, candidates must meet the criteria and qualifications specified by the Corporate Governance/Nominating Committee from time to time, including having relevant professional experience; possessing a knowledge of our business; and being eligible under standards established by the SEC, NASDAQ or relevant law. These criteria apply to all nominees, whether recommended by a shareholder, another director, management or otherwise. Recommendations must be in writing and addressed to the Chairman of the Corporate Governance/Nominating Committee in care of the Company Secretary, CME Development Corporation, 51-52 Charles Street, London W1J 5EU, United Kingdom.  A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cetv-net.com. It is also available in print to any shareholder on request.

Information submitted to the Corporate Governance/Nominating Committee must include the name, address and relationship to the Company of the nominee and the proposing shareholder, and such information with respect to the nominee as would be required under the rules and regulations of the SEC to be included in our proxy statement if such proposed nominee were to be included therein. The shareholder shall include a statement to the effect that the proposed nominee has no direct or indirect business conflict of interest with us and otherwise meets our published criteria for consideration as a nominee for director.  To be considered for inclusion in our proxy statement for an Annual General Meeting, the Corporate Governance/Nominating Committee charter stipulates that recommendations must be received by us at least 120 calendar days prior to the anniversary date of our proxy statement for the prior year’s Annual General Meeting and include all required information to be considered. In the case of the 2010 Annual General Meeting, this deadline is ●, 2009.

Shareholder Communications and Proposals

The Corporate Governance/Nominating Committee charter provides a process by which shareholders may communicate with the Company or the Board of Directors. Shareholders may submit such communications in writing to the Chairman of the Corporate Governance/Nominating Committee in the care of the Company Secretary, CME Development Corporation, 51-52 Charles Street, London W1J 5EU, United Kingdom. The Company Secretary shall determine, in his discretion, considering the identity of the submitting shareholder and the materiality and appropriateness of the communication, whether, and to whom within the Company, to forward the communication.  The Corporate Governance/Nominating Committee charter stipulates that proposals for inclusion in our Annual General Meeting proxy statement must be in writing and received at least 120 days prior to the anniversary date of our proxy statement for the prior year’s annual general meeting in order for the Company to consider including such proposal in its proxy statement. In the case of the 2010 Annual General Meeting, this deadline is ●, 2009. In addition, the shareholder shall include the form of proposal to be included in the Company’s proxy statement and a brief description as to why the passing of the proposal is beneficial to the Company.

Meetings of the Board of Directors

The Board of Directors currently consists of twelve members. During the fiscal year ended December 31, 2008, the Board of Directors met, or acted by unanimous consent, on thirteen occasions.  All members of the Board of Directors (other than Igor Kolomoisky) attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of the Board of Directors on which they served during the periods that they served. Mr. Kolomoisky attended 8% of such meetings.

We are incorporated in Bermuda and have held our annual general meetings in Bermuda since incorporation.  Senior members of management have been present by teleconference at each annual general meeting to meet shareholders and answer any questions.  Historically, shareholder attendance has been extremely limited, which we attribute to our policy of regular and detailed communication with our shareholders and investors through regular meetings with management, quarterly earnings calls, an annual investor conference and other investor relations activities. Last year’s annual general meeting was attended by eight non-employee directors and one employee director.  In view of the fact that shareholders have not historically attended annual general meetings, we have not adopted a specific policy regarding the attendance of directors at the annual general meeting.  Attendance is left to the discretion of individual directors.

Committees of the Board of Directors

Audit Committee.  The Audit Committee is composed of Messrs. Frank and Langer (Chairman) and Ms. Mather.  The current members of the Audit Committee satisfy the independence and expertise requirements set forth in the NASDAQ Marketplace Rules.  In addition, the Board has determined that Mr. Langer, Ms. Mather and Mr. Frank qualify as “audit committee financial experts”.  The responsibilities of the Audit Committee include (i) selecting and overseeing the independent registered public accounting firm to be retained by us;  (ii) approving the engagement of the independent registered public accounting firm for audit, audit-related, tax-related and other services; (iii) reviewing with the independent registered public accounting firm the scope and results of these engagements; (iv) overseeing our financial reporting activities and internal controls and procedures; and (v) conducting other reviews relating to compliance by us and our employees with our policies and any applicable laws. During the fiscal year ended December 31, 2008, the Audit Committee met, or acted by unanimous consent, on seven occasions.

The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in June 2000.  An amended and restated Audit Committee charter was subsequently adopted by the Board of Directors on November 20, 2002 and amended March 27, 2003, April 6, 2004, February 2, 2006 and February 14, 2007.  The Audit Committee charter is available on our website at www.cetv-net.com. It is also available in print to any shareholder on request.

Corporate Governance/Nominating Committee.  The Corporate Governance/Nominating Committee is composed of Messrs. Granath (Chairman), Langer, Maggin and Kloiber. The members of the Corporate Governance/Nominating Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules.  The Corporate Governance/Nominating Committee is responsible generally for ensuring that the Board and its committees are appropriately constituted in order to conform with applicable legal requirements.  Responsibilities of the Corporate Governance/Nominating Committee include selecting, or recommending to the Board, candidates for the Board of Directors and committees of the Board. During the fiscal year ended December 31, 2008, the Corporate Governance/Nominating Committee met on two occasions.

The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board of Directors in April 2004 and amended on February 2, 2006 and February 4, 2008. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cetv-net.com. It is also available in print to any shareholder on request.

Related Party Transactions Committee. The Related Party Transactions Committee is composed of Messrs. Frank (Chairman), Granath, Kloiber and Langer and Ms. Mather.  The members of the Related Party Transactions Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules. The Related Party Transactions Committee, which operates pursuant to a written procedure, is responsible for reviewing, ratifying or approving our related party transactions that are subject to review or approval under relevant SEC regulations and the NASDAQ Marketplace Rules.

Compensation Committee.  The Compensation Committee is composed of Messrs. Frank, Granath and Maggin (Chairman).  The members of the Compensation Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules.   During the fiscal year ended December 31, 2008, the Compensation Committee met, or acted by unanimous consent, on four occasions.

Our executive compensation policies are established, reviewed and approved by the Compensation Committee. Compensation for this purpose means all forms of remuneration, including salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, benefits, perquisites and severance pay or payments made on a change of control. The responsibilities of the Compensation Committee include (i) reviewing and determining (in consultation with the other independent directors) the compensation of the principal executive officer; (ii) in consultation with the principal executive officer, reviewing and determining the compensation of the named executive officers listed in the Summary Compensation Table as well as other senior executives who report to the principal executive officer; (iii) reviewing annually the performance of the principal executive officer; (iv) reviewing and making recommendations to the Board of Directors in respect of non-employee director compensation; and (v) administering our Amended and Restated 1995 Stock Incentive Plan (the “Stock Incentive Plan”), including  granting options as well as other forms of equity compensation and setting the terms thereof pursuant to the Stock Incentive Plan.  Additional information on compensation policies and consideration of executive compensation is included in the Compensation Discussion and Analysis section below.

The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors on February 13, 2003 and amended on April 6, 2004 and February 14, 2007. The charter is available on our website at www.cetv-net.com.  It is also available in print to any shareholder on request.

MANAGEMENT

Set forth below is certain information describing current members of our management team, including current Named Executive Officers (as defined below). In addition, Michael Garin, who served as our Chief Executive Officer (“CEO”) until January 1, 2009 and Marina Williams, who served as Executive Vice President until October 22, 2008, were also Named Executive Officers in 2008.

Named Executive Officers

Adrian Sarbu, 54, was appointed President and Chief Operating Officer (“COO”) on January 1, 2009. Prior to that, he served as COO from October 2007.  From February 2006 until October 2007, Mr. Sarbu was Regional Director of our operations in Central and Eastern Europe. Mr. Sarbu has been the General Director and President of the Board of Pro TV in Romania since 1995 when this channel, the first of our Romanian operations, was launched.  In addition to holding the position of President, Mr. Sarbu has also been a shareholder in Pro TV since its launch.  In 1990, Mr. Sarbu founded the Media Pro Group, which is engaged in film and television production (Media Pro Studios, the largest movie studio in Central and Eastern Europe), distribution (Media Pro Distribution), the theatrical exhibition business (Cinema Pro), news syndication (Mediafax), printing and publishing (Publimedia) and internet (Media Pro Interactive).  Four companies in which Mr. Sarbu directly or indirectly held a controlling interest are in involuntary bankruptcy proceedings initiated in 2002 (Alfa Serv Srl), 2004 (Media Com 95 Srl and Pro For) and 2005 (Agentia de drepturi sportive).  The proceedings with respect to Pro For closed in 2007. In 1997, Mr. Sarbu established a charitable foundation named Fundatia Pro that is focused on education. Its projects include the launching and management of The Media University in 1999, which offers students the opportunity to study journalism and other media related disciplines. Mr. Sarbu was a film director until 1989.  He received his university degree from the Academy of Cinema and Theatre, currently named The National University of Theatrical and Cinematography Arts "Ion Luca Caragiale".

Wallace Macmillan, 51, was appointed Chief Financial Officer (“CFO”) in March 2003. From 2001 until joining us, Mr. Macmillan consulted for both Bertelsmann and EMI. From 1992 until 2001 Mr. Macmillan held several positions at EMI: from 1999 until 2001, he was employed as VP Finance for the Recorded Music Division;  between 1997 and 1999 he was Chief Financial Officer for EMI’s Virgin Sector and Latin American and South East Asian regions; and from 1992 until 1997 he worked as Finance Director first of Virgin Records, United Kingdom and Ireland and later of EMI records, United Kingdom, following the acquisition by Thorn-EMI of Virgin Music Group, where Mr. Macmillan had been the International Financial Controller between 1990 and 1992. From 1983 until 1990, Mr. Macmillan held several positions in the Bertelsmann Group including Director of Group Reporting for Bertelsmann Music Group in New York from 1988 to 1990 and a variety of financial roles based in Germany from 1983 through 1987. Mr. Macmillan obtained his qualification as a Chartered Accountant while at Price Waterhouse from 1976 to 1983.

Other Members of Management

Petr Dvořák, 44, has served as Chief Executive Officer of CET 21, the operating company for our channels in the Czech Republic, since 2003. Mr. Dvořák is responsible for the supervision of all our television networks in the Czech Republic, including broadcast operations, production, and internet. He also serves on the board of directors of Markíza-Slovakia, our operating company in the Slovak Republic. He joined CET 21 in 2002, and prior to that was as an executive board member of PPF a.s., responsible for media and banking acquisitions. Mr. Dvořák graduated from the Czech Technical University in Prague and received an M.B.A. from the University of Chicago.

Marijan Jurenec, 51, was appointed as Director, Adriatic Region on April 12, 2005. He is responsible for our expansion strategy in the former Yugoslavia as well as supervision of our television networks in Slovenia and Croatia. He is also General Director of PRO PLUS, our two channels in Slovenia, POP TV and Kanal A, and chief executive officer of Nova TV in Croatia. In September 2008, he was appointed Head of CME’s Internet Development. Mr. Jurenec assumed managerial responsibility for PRO PLUS in July 1995 and Nova TV in April 2005. Prior to entering the Slovenian television industry, he was responsible for export activities at the TAM Company. He previously served as a financial consultant in the founding of several international companies. Mr. Jurenec also authored a financial analytical study on which the foundation of the international partnership at PRO PLUS was based and was co-founder of CME’s operations in Slovenia. He was a partner and director of the private local television station Tele 59 from 1994 to 1995. He graduated from the University in Maribor, specializing in the study of Economics and International Business Affairs.

Daniel Penn, 43, joined the Company in 2002 and has served as General Counsel since May 2004 and Company Secretary since June 2004. Prior to joining CME, he served as general counsel and head of developments/business affairs in an internet publishing business and in a multinational telecommunications company. He began his career in private practice with Mayer Brown, where he worked in their offices in New York, London and Tashkent, Uzbekistan. Mr. Penn graduated from Princeton University with a B.A. from the Woodrow Wilson School of Public and International Affairs and a Certificate of Achievement in Russian Studies. He received a J.D. from the Columbia University School of Law, where he served as Editor-in-Chief of the Columbia Law Review.

Romana Tomasova, 41, has served as Director of Corporate Communications since October 2005. In January 2009 she became Vice President Corporate Communications.  Prior to joining CME, Ms. Tomasova was Director of Marketing and Communications of PPF a.s., which is the largest private financial group in the Czech Republic. Prior to PPF a.s., she worked as a public relations manager for the pharmaceutical company AstraZeneca in the Czech Republic. Between 1999 and 2003, Ms. Tomasova worked as Head of Corporate Communications of the Czech telecommunications operator Contactel. Between 1995 and 1999, she worked for Czech Telecom in different managerial positions involving public relations, communications and government relations. Ms. Tomasova graduated from the Charles University in Prague where she studied psychology and later translation and interpreting. She is fluent in Czech, English and Russian. She received her M.B.A. from the University of Chicago, Graduate School of Business.

Mark Wyllie, 45, joined us as Finance Director in September 2000. In 2001 he became a Vice President of the Company and is currently serving as Vice President Corporate Finance. Mr. Wyllie, a Chartered Certified Accountant, served in various finance roles within United Biscuits from September 1988 until July 2000. In 1998, Mr. Wyllie was Finance Director for Asia and Central and Eastern Europe in charge of operations in Poland, Hungary and Romania as well as the Far East. From 1986 to 1988 he served as a consultant with Metapraxis Ltd., a small, financially-oriented software consultancy. Mr. Wyllie received his B.A. honors degree in Engineering Science, Economics and Management from Oxford University.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management, and based on our review and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by:

Charles Frank
Bruce Maggin
Herbert A. Granath

Members Of The Compensation committee

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives of Compensation Programs

General Philosophy

We believe the total compensation of our executive officers should support the following objectives:

•
Attract and retain executives with the experience and expertise to drive us to achieve our objectives.  This means that we provide significant compensation opportunities to executives who are able to deliver competitive results.

•
Reward executives for creating shareholder value.  This means that our long-term incentive programs are equity-based and that these equity-based programs represent a significant percentage of the total compensation opportunity for our executives.

•
Create a mix of short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunities that promote attention to both annual and multi-year business objectives.  The mix between short-term and long-term is also designed to reflect the roles and responsibilities of the individual.  This means that senior executives have a higher percentage of their total potential compensation tied to variable (versus fixed) pay.

•
Create a strong culture that rewards results.  This means that incentive plans reward a combination of our overall results through the achievement of specific financial goals and individual performance through the use of specific goals and objectives.

•
Ensure compensation is appropriate in light of our profile, strategy and anticipated performance.  This means that while the Compensation Committee considers competitive practice in its decision-making, it places significant emphasis on our specific strategy and performance in the ultimate determination of compensation decisions.

Compensation Design and Elements of Compensation

Our executive compensation program consists of the following components:

Base Salary

Salary levels for each of our Named Executive Officers are set forth in their employment agreements.  The Compensation Committee may review these salary levels each year to determine whether any adjustment is appropriate.  Key considerations in establishing base salary levels and subsequent increases include the overall level of responsibility of a given Named Executive Officer; the importance of the role; and the experience, expertise and specific performance of the individual.  We consider current base salary levels for each of our Named Executive Officers to be consistent with these objectives.

For our Named Executive Officers, base salaries for 2008 accounted for 58% of total direct compensation. (Total direct compensation consists of base salary, bonus and annual option grant value).  In 2008, our Named Executive Officers had 42% of their total direct compensation tied to short- and long-term incentive pay or discretionary bonuses.

Annual Incentive Plans

Across the entire group, approximately 3,000 employees were eligible in 2008 to receive annual incentives through various incentive plans.  Award opportunities vary by position and level in the organization. Incentive opportunities for the Named Executive Officers are specified in their employment agreements, with targets generally ranging from 33 1/3% to 100% of base salary. The basis for non-equity incentive plan awards specified in the employment agreements of Named Executive Officers vary and are earned principally for the achievement of financial goals.

CEO/COO Target.  The amount that may be earned by each of the former CEO and the President and COO is determined by criteria set forth in their respective employment agreements and takes into account both our broadcasting and non-broadcasting operations.  The target is defined in the same way for each of these executives and is equal to budgeted Segment EBITDA1 for broadcasting operations for each segment of the Company minus budgeted corporate costs (excluding stock-based compensation) (“CEO/COO Target EBITDA”).  The CEO/COO Target EBITDA for 2008 was $329.4 million. This target was calculated by translating local currency amounts comprising CEO/COO Target EBITDA at the exchange rates used in the Company’s 2008 budget, which was adopted in December 2007. The former CEO and the COO are each entitled to receive an award equal to 100% of their base salary in the event CEO/COO Actual EBITDA (as explained below) is equal to CEO/COO Target EBITDA and an additional award equal to 50% of base salary if CEO/COO Actual EBITDA is at least 105% of CEO/COO Target EBITDA. “CEO/COO Actual EBITDA” is equal to actual Segment EBITDA for broadcasting operations minus actual corporate operating costs minus any amount by which actual Segment EBITDA losses for non-broadcasting operations exceeds budgeted Segment EBITDA losses for non-broadcasting operations.   In order to exclude the impact of exchange rate movements on internal performance targets, the actual Segment EBITDA for broadcasting operations, actual corporate operating costs and actual Segment EBITDA with respect to non-broadcast operations are translated at budgeted exchange rates for purposes of determining whether the target has been achieved.
__________________________
1

For a quantitative reconciliation of non-GAAP financial measures to the most directly comparable financial measurements in accordance with GAAP, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 accompanying this proxy statement.

The formula established for the former CEO and the COO serves two functions.  The first is to reinforce the continuing primacy of our broadcasting operations in creating value. The second is intended to ensure that the Company’s investments and strategy for new media, which is the principal driver of the results in non-broadcasting operations, are sufficiently focused on delivering profitable revenue generation. The former CEO had and the President and COO has primary responsibility over investment decisions in non-broadcasting operations, whether by means of acquisition or organic growth.

CFO Target. The Compensation Committee has also adopted an incentive plan for members of senior management other than the former CEO and the President and COO in order to harmonize non-equity incentive compensation for similarly placed senior managers across the Company. According to this senior management plan, the target for the award that may be earned by the CFO is based on budgeted Total Segment EBITDA for the Company  minus budgeted corporate costs (excluding stock-based compensation and other one-time items) (“Consolidated Target EBITDA”). Total Segment EBITDA includes Segment EBITDA for non-broadcasting operations. The target for 2008 was $317.8 million.  This target was calculated by translating local currency amounts comprising Consolidated Target EBITDA at exchange rates used in the Company’s 2008 budget. The CFO is entitled to earn an award equal to 100% of his base salary in the event Consolidated Actual EBITDA (as explained below) is at least equal to Consolidated Target EBITDA.  “Consolidated Actual EBITDA” is equal to actual Total Segment EBITDA for the Company (translated at exchange rates used in the Company’s 2008 budget) minus actual corporate costs (excluding stock-based compensation and other one-time items).  The purpose of the translation at constant exchange rates is to exclude the impact of exchange rate movements on internal performance targets.  In addition, in the event the actual Total Segment EBITDA of the Company in 2008 exceeds actual Total Segment EBITDA in 2007 by more than 20% (using constant exchange rates), the CFO is entitled to received an amount equal to one-month’s base salary for each one percent by which the difference exceeds 20%.

In addition to these target amounts that may be earned for achieving the financial criteria described above, the Compensation Committee may also establish other performance criteria for purposes of creating additional incentives for the achievement of specific objectives and may award discretionary bonuses.  Senior management approves EBITDA thresholds as well as minimum and maximum financial performance criteria for non-equity incentive awards to employees in the operating companies.

The financial turmoil in global markets during the second half of 2008 had an impact on our total revenues, particularly in Ukraine, as advertisers reduced spending at the end of the fourth quarter and as the sharp appreciation of the U.S. dollar against many of the currencies in which we earn our revenues reduced our reported results.  CEO/COO Actual EBITDA was $284.5 million, which was less than the CEO/COO Target EBITDA; as a result, neither the former CEO nor the President and COO earned a non-equity incentive award in 2008 for the achievement of CEO/COO Target EBITDA. Consolidated Actual EBITDA was $283.4 million, which was less than the Consolidated Target EBITDA; as a result, the CFO did not earn a non-equity incentive award for the achievement of Consolidated Target EBITDA pursuant to the senior management plan.

Notwithstanding this, the Compensation Committee elected to award a discretionary bonus to the President and COO and the CFO for 2008.  Key among the factors considered by the Compensation Committee in awarding these discretionary bonuses were the following:

•
In a very challenging economic environment, we reported consolidated revenues of more than  $1.0 billion for the year ended December 31, 2008, a 22% increase over consolidated net revenues for the year ended December 31, 2007 and a landmark for the Company in exceeding the $1.0 billion threshold.

•	We reported Segment EBITDA of $345.6 million for the year ended December 31, 2008, a 7% increase over Segment EBITDA for the year ended December 31, 2007.
•	We successfully concluded two transactions to consolidate our ownership of Studio 1+1 in Ukraine that are intended to allow us to put those operations on a path to profitability.

Long-Term Equity Incentive Program

Despite the significant decline in our share price in 2008, we believe sustained long-term growth in our share price can be achieved through growing revenues, operating income and, to a lesser extent, earnings. It is the primary responsibility of management to achieve this growth.  Long-term incentives in the form of stock options are the most effective way to link the interests of management and shareholders, and to incentivize management to strive for continued shareholder value creation.  Therefore, we plan to continue to use stock options as an integral part of our compensation programs.

Accordingly, each year the Compensation Committee reviews and approves annual option grants to a group of senior employees.  In 2008, 89 employees, including the Named Executive Officers, received option awards.  Annual grant levels are determined based on a number of factors, including the individual’s position, the role the individual plays in setting and achieving long-term company goals, the size of prior equity awards, the overall dilution represented by equity grants and the cost of such grants as reflected in our financial statements.

Prior to 2007, regular annual grants to Named Executive Officers occurred at the time of our annual general meeting, when non-employee directors are entitled to receive an annual grant under the terms of the Stock Incentive Plan. Since 2007, the Compensation Committee has awarded annual grants to most Named Executive Officers at the time awards are made to other employees, near the end of each calendar year. The Compensation Committee considers that making grants to all employees at the same time is preferable for purposes of evaluating the benefit delivered to Named Executive Officers as compared to other employees as well as evaluating the impact on our financial statements and dilution.

In connection with the appointment of Mr. Sarbu as President and COO, the Compensation Committee considered a significant increase in the size of Mr. Sarbu’s 2008 grant, to 50,000 options, to be appropriate in order to ensure that he has a meaningful interest in long-term value creation for shareholders.  The Compensation Committee also believes the size of the grant relative to grants made to other employees reflects his significantly greater responsibilities as the principal executive officer of the Company.  The Compensation Committee also gave consideration to the fact that the exercise price of the most substantial grant of options to Mr. Sarbu, which occurred in 2007, was significantly above the trading price of the Company’s shares during the last quarter of 2008.

Our CFO and former Executive Vice President are each entitled to receive 12,500 options per year, which is a specific amount set forth in their respective employment agreements. While the Compensation Committee is entitled to grant options to them in excess of the contractually stipulated amount, the Compensation Committee considered the size of the grant to our CFO to be adequate as a long-term incentive and as a portion of his total compensation.  Under the terms of the employment agreement of our former Executive Vice President, her annual grant occurred automatically on the first business day of each April during the term of her contract. For those employees who are contractually entitled to receive annual option grants, the Compensation Committee does not currently have a practice of awarding options to employees by contract on a fixed date.  Unless a date is specified in their employment agreement, any employee with a contractual entitlement to a grant of options receives them at the time a grant is made to all employees. In addition, the Compensation Committee awarded 30,000 options to our former CEO on December 16, 2008, in accordance with the terms of the separation agreement between Mr. Garin and CME Development Corporation dated December 14, 2008 (the “Separation Agreement”).

The dates and values of these grants are included in the Grants of Plan-Based Awards table below.  As described below under “Equity Granting Policy”, the Compensation Committee approves all option grants to Named Executive Officers and other employees and the exercise price of all grants is equal to the closing price of our shares on the date of grant.  Consistent with general market practice, options to employees are currently granted with a life of eight years (ten years prior to 2007) and vest over four years.

Other Benefits and Perquisites

Our Named Executive Officers are eligible to participate in employee benefits programs established by the subsidiaries employing them. These benefits generally consist of medical insurance for the Named Executive Officers and their dependants and life and disability insurance.  The value of these amounts is included in the Summary Compensation Table.

Stock Ownership Guidelines

We encourage stock ownership by executives and directors but do not have formal stock ownership guidelines.

Severance

As is customary in our markets, all of our Named Executive Officers have employment agreements with us or one of our subsidiaries and these agreements provide for compensation in the event of involuntary termination.  These termination payments, which are typically defined by local practice and are generally derived from the notice period or term of the corresponding employment agreement, were negotiated between us and each Named Executive Officer individually and do not conform to a single policy.  The basis for and value of these termination payments is further described and quantified under “Potential Payments Upon Termination or Change of Control”  below.

Compensation and Management Consultants

During 2008 the Compensation Committee did not engage anyone to serve as its independent advisor on executive compensation matters or on programs and policies that are subject to the review or approval of the Compensation Committee.

Role of Executives in Establishing Compensation

The former CEO, the President and COO, the CFO and the General Counsel have participated in the development and implementation of certain executive compensation programs, particularly the annual incentive and long-term equity incentive programs.  Once formulated, these programs are reviewed by our President and COO and submitted to the Compensation Committee for its review and approval.  From time to time, certain executives, including the President and COO, may be invited to attend meetings of the Compensation Committee to discuss Company compensation programs; in addition, the General Counsel may be invited to attend meetings in his capacity as Company Secretary.  While these executives may be asked to provide input and perspective, only Compensation Committee members vote on executive compensation matters.  These votes take place in executive session, when no members of management are in attendance.

Equity Granting Policy

Recognizing the importance of adhering to appropriate practices and procedures when granting equity awards, we formalized an equity granting policy in early 2007 to memorialize the practices and processes we use in granting such awards. The policy establishes the following practices:

•	Decisions to award equity grants should only be taken during a period when trading in our shares is permitted in accordance with our Insider Trading Policy.
•
All grants to Section 16 officers, including grants to new hires, must be approved at a meeting of the Compensation Committee, including telephonic meetings, and may not occur through action by unanimous written consent.

•
The grant date of any equity awards approved at a meeting of the Compensation Committee shall be the date of such meeting or, in connection with an anticipated hire or an award to be granted in several installments, a future date established by the Compensation Committee at such meeting, subject to employment commencing.

•	The exercise price for all option awards shall not be less than the closing price of our shares on the date of grant.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Compensation Committee takes into consideration the various tax and accounting implications of compensation vehicles employed by us.  When determining amounts of long-term incentive compensation to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under FASB Statement No. 123 (R), grants of stock options, restricted stock and restricted stock units permitted pursuant to the Stock Incentive Plan result in an accounting charge. The accounting charge is equal to the fair value of the instruments being issued for options expected to vest. For stock options, the cost is equal to the fair value of the option on the date of grant using a Black-Scholes option pricing model multiplied by the number of options expected to vest. For restricted stock, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares or units granted. This expense is amortized over the requisite service or vesting period.

The Compensation Committee also considers the tax implications of its programs, both to us and to the participants.  It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard.  However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business rather than by tax policy.  Therefore, the Compensation Committee may make pay decisions that result in certain tax inefficiencies.

Named Executive Officers

Our former CEO, our President and COO, our CFO and our former Executive Vice President were the only individuals who served as executive officers at the end of or during the fiscal year ended December 31, 2008 and are therefore our only named executive officers (together, the “Named Executive Officers”).  Michael Garin served as CEO until January 1, 2009.  Adrian Sarbu served as COO through December 31, 2008; he was appointed President and COO with effect from January 1, 2009. Marina Williams resigned as Executive Vice President on October 22, 2008. There is no arrangement or understanding between any Named Executive Officer and any other person regarding selection as a Named Executive Officer. Named Executive Officers serve pursuant to their employment agreements as described herein.

Summary Compensation Table

The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Named Executive Officers, for services rendered in all capacities to us and our subsidiaries for our last three fiscal years. No stock awards and no non-qualified deferred compensation was awarded to any employee in 2008, 2007 or 2006.

	Year	Salary ($)	Bonus ($)(1)	Option awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)	Total Compensation ($)
Michael Garin Chief Executive Officer	2008	1,200,000	-	- (3)	-	269,585(5)	1,469,585
	2007	745,462(4)	2,600,000	1,167,164	-	192,600(5)	4,705,226
	2006	625,000	1,400,000	913,055	-	152,012(5)	3,090,067

Adrian Sarbu President and Chief Operating Officer	2008	1,188,267	1,000,000	432,680	-	3,290(6)	2,624,237
	2007	1,139,819(7)	-	133,158	5,611,781	3,290(6)	6,888,048
	2006	924,887	-	86,982	426,887	2,630(6)	1,441,386

Wallace Macmillan Chief Financial Officer	2008	532,198	238,703	354,212	-	283,902(8)	1,409,015
	2007	561,353(9)	35,000	252,321	561,353	20,415(6)	1,430,443
	2006	436,950	-	188,226	297,774	3,763(6)	926,713

Marina Williams Executive Vice President	2008	355,794(10)	-	337,814	-	253,462(11)	947,070
	2007	468,004(10)	-	379,384	312,002	12,041(6)	1,171,432
	2006	402,454	500,000	276,738	621,575	3,736(6)	1,704,503

_________________
(1) Information in respect of bonus awards and non-equity incentive plan compensation is summarized below for each Named Executive Officer.
(2) These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123(R) of awards pursuant to the Stock Incentive Plan, which includes amounts from awards granted in and prior to 2008. Assumptions used in the calculation of this amount are included in Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 accompanying this proxy statement.
(3) On December 14, 2008, Mr. Garin announced his intention to retire as our CEO. In connection with this, and under the terms of the Separation Agreement, the vesting conditions of all Mr. Garin’s outstanding option awards were accelerated to make all unvested options exercisable from January 1, 2009. As required by FAS 123 (R), we reversed the total compensation cost previously recognized in respect of the unvested awards up to December 14, 2008, which we considered to be the modification date because the service conditions of the original awards were not expected to be satisfied. At the same time, we recognized the incremental cost of the modified awards. Because of the shorter life of the modified options, and the decline in our share price since the original awards were granted, the net effect was a credit of US$ 1,328,592, which exceeded the costs we recognized in respect of options awarded during the year, and options which became exercisable during the year. Without this credit, the charge recognized in respect of Mr. Garin’s options would have been US$ 935,401.
(4) Mr. Garin’s annual salary was increased from $625,000 to $1,200,000 on October 17, 2007 in connection with an amendment to his employment agreement.
(5) As part of his employment arrangement, Mr. Garin was deemed to be based in Westchester County, New York, where he maintained a home, and was entitled to reimbursement for expenses incurred by him, his travel companion and his family for travel (including ground transportation costs), accommodation, meals and related costs while travelling on personal business. For 2008, such expenses included approximately $23,300 for life and health insurance benefits paid by us, approximately $162,800 for travel costs (including ground transportation costs), approximately $27,000 for meals, approximately $24,000 for accommodation and approximately $7,700 for miscellaneous expenses.  In addition, we incurred a one-off expense in December 2008 of $25,000 in respect of his legal fees in connection with the Separation Agreement. For 2007, such expenses included approximately $23,000 for life and health insurance benefits paid by us, approximately $126,000 for travel costs (including ground transportation costs), approximately $29,900 for meals, approximately $10,700 for accommodation and approximately $3,000 for miscellaneous expenses. For 2006, such expenses included approximately $24,000 for life and health insurance benefits paid by us, approximately $85,000 for travel costs (including ground transportation costs), approximately $25,000 for meals and approximately $10,000 for accommodation.

(6) Represents life and health insurance benefits paid by us.
(7) On October 17, 2007, Mr. Sarbu was appointed COO and his aggregate annual salary was increased to $1,200,000, half of which is payable in New Romanian lei (“RON”) and half of which is payable in Euros.
(8) Represents a discretionary contribution of £150,000 (approximately $275,275) to Mr. Macmillan’s pension plan and life and health insurance benefits paid by us.
(9) With effect from April 1, 2007, Mr. Macmillan’s annual salary was increased from £250,000 (approximately $458,791) to £290,000 (approximately $532,198).
(10) Pursuant to the terms of her employment agreement, Ms. Williams’ annual salary increased from £225,000 (approximately $412,912) to £236,250 (approximately $433,558) on April 1, 2007, and from £236,250 (approximately $433,558) to £248,063 (approximately $455,237) on April 1, 2008.  Ms. Williams resigned on October 22, 2008.
(11) Represents payments in lieu of notice of £105,807 (approximately $194,174) and £20,513 (approximately $37,644) in compensation for unused vacation upon Ms. Williams’ resignation, contributions to Ms. Williams’ pension plan of £7,442 (approximately $13,657) and life and health insurance benefits paid by us.

Amounts of salary, bonus and non-equity incentive plan compensation set forth in the Summary Compensation Table and the notes below it earned by each Named Executive Officer in a currency other than U.S. dollars have been translated using the average exchange rate for 2008, 2007 or 2006, as applicable.

Michael Garin

Mr. Garin was employed by us pursuant to an employment agreement dated as of March 30, 2004 with CME Development Corporation, one of our wholly-owned subsidiaries.  On July 28, 2006, he entered into an amendment to this agreement, pursuant to which his term as CEO was extended from January 31, 2008 to January 31, 2010.  On October 17, 2007, he entered into a second amendment to this agreement pursuant to which his annual salary was increased with effect from that date and the terms of his annual bonus were amended with effect from the beginning of the 2008 fiscal year. In connection with the Separation Agreement, Mr. Garin retired from his role as CEO on January 1, 2009.

In 2008, Mr. Garin was entitled under his employment agreement to earn a non-equity incentive award based on meeting certain quantitative performance targets as described under “Annual Incentive Plans” in the introduction to the Compensation Discussion and Analysis section of this proxy statement. In the event the CEO/COO Actual EBITDA was at least equal to the CEO/COO Target EBITDA, Mr. Garin would have been entitled to receive an amount equal to Euro 846,000 (approximately $1,237,910), which is equivalent to 100% of his annual base salary at the time of the October 2007 amendment of his employment agreement.  The CEO/COO Actual EBITDA was 14% below the CEO/COO Target EBITDA. As a result, in 2008 Mr. Garin did not earn any non-equity incentive compensation.

For the 2006 and 2007 fiscal years, Mr. Garin had the opportunity to earn an annual cash bonus equal to his annual base salary. The Compensation Committee used its discretion to award a bonus in each of those years and the amount awarded was in excess of his annual base salary.

Adrian Sarbu

Mr. Sarbu was appointed President and COO on January 1, 2009. He has served as the Company’s COO since October 2007. Mr. Sarbu is compensated pursuant to two agreements.  Under an employment agreement with CME Development Corporation (the “COO employment agreement”) that expires on December 31, 2009, he is entitled to receive an annual salary of Euro 423,000 (approximately $618,955) from the effective date of his appointment as COO (October 17, 2007). In addition, Mr. Sarbu continues to serve as the President of the Board of our Romanian subsidiary, Pro TV S.A., and has entered into an agreement for the performance of such office with Pro TV S.A. that expires on April 23, 2011 (the “2007 Pro TV agreement”). Under the 2007 Pro TV agreement, Mr. Sarbu is entitled to receive annual remuneration of RON 1,440,000 (approximately $569,312).  At the time of Mr. Sarbu’s appointment as COO, the total value of his salary translated at the exchange rates then in effect was $1.2 million.

In 2008, Mr. Sarbu was entitled to earn a non-equity incentive award based on meeting certain quantitative performance targets as described under “Annual Incentive Plans” in the introduction to the Compensation Discussion and Analysis section of this proxy statement. In the event the Actual CEO/COO Actual EBITDA was at least equal to the CEO/COO Target EBITDA, Mr. Sarbu would have been entitled to earn an award of Euro 423,000 (approximately $618,955) under his COO employment agreement and, for so long as he remains COO,  RON 1,440,000 (approximately $569,312) under the 2007 Pro TV Agreement.  The CEO/COO Actual EBITDA was 14% below the CEO/COO Target EBITDA. As a result, Mr. Sarbu did not earn any award pursuant to his COO employment agreement or his 2007 Pro TV Agreement that constituted non-equity incentive plan compensation.  However, the Compensation Committee elected to award Mr. Sarbu a discretionary bonus equal to $1.0 million for the reasons described under “Annual Incentive Plans” in the introduction to the Compensation Discussion and Analysis section of this proxy statement.

The COO employment agreement and the 2007 Pro TV agreement replace the previous employment arrangements between us and Mr. Sarbu.  Those previous employment agreements consisted of a Contract for the Performance of the Office with our Czech subsidiary CET 21 spol. s.r.o. dated August 1, 2006 (as amended, the “CET 21 agreement”) and an employment agreement with Pro TV S.A. dated January 1, 2006 (the “2006 Pro TV agreement”). Mr. Sarbu entered into the CET 21 agreement in connection with his appointment as a regional director to oversee our operations in the Czech and Slovak Republics. The CET 21 agreement was for a fixed term and expired on December 31, 2007. Under the CET 21 agreement, Mr. Sarbu was entitled to receive an annual salary of $500,000.  Under the 2006 Pro TV agreement, Mr. Sarbu was entitled to receive an annual salary of RON 1,431,660 (approximately $566,014).

Under the CET 21 agreement, Mr. Sarbu had the opportunity to earn a non-equity incentive award of $1.0 million at the end of 2007 if the combined EBITDA results reported for both our Czech and Slovak Republic operations were equal to the aggregate EBITDA target of at least $273.3 million for the 2006 and 2007 fiscal years for those operations. In the event the aggregate combined EBITDA exceeded $273.3 million, Mr. Sarbu was entitled to receive an award equal to 10% of the amount of such excess, to a total amount of $5.0 million (including the $1.0 million payable in the event these EBITDA targets were achieved). Because aggregate combined EBITDA was $319.3 million, Mr. Sarbu was awarded $5.0 million under the CET 21 agreement in 2007. Under the 2006 Pro TV employment agreement, Mr. Sarbu was entitled to an annual non-equity incentive award of 50% of his annual base salary if the EBITDA results reported for the Romanian operations equaled the annual EBITDA target for the applicable fiscal year and was subject to an increase to an amount representing 100% of his annual base salary if the EBITDA results reached or exceeded an approved threshold above the annual target in any fiscal year. Because the EBITDA results for the Romania operations in each of 2006 and 2007 exceeded this threshold, Mr. Sarbu earned an award equal to 100% of his annual base salary under the 2006 Pro TV Agreement in each of those years.

Wallace Macmillan

Wallace Macmillan has an amended and restated employment agreement dated October 6, 2006 with CME Development Corporation.  In April 2007, Mr. Macmillan’s aggregate annual salary was increased from £250,000 (approximately $458,791) to £290,000 (approximately $532,198).

In 2008, Mr. Macmillan was entitled to earn a non-equity incentive award based on meeting certain quantitative performance targets as described under “Annual Incentive Plans” in the introduction to the Compensation Discussion and Analysis section of this proxy statement. In the event the Consolidated Actual EBITDA was at least equal to the Consolidated Target EBITDA, Mr. Macmillan would have been entitled to receive an amount equal to £290,000 (approximately $532,198), which is equivalent to 100% of his annual base salary. Moreover, as described in the introduction to the Compensation Discussion and Analysis section, in the event the Total Segment EBITDA in 2008 exceeded the Total Segment EBITDA in 2007 by more than 20% at constant exchange rates, Mr. Macmillan would have been entitled to a further award equal to one month’s salary for each one percent by which the difference exceeded 20%.  Because the Consolidated Actual EBITDA was 11% less than Consolidated Target EBITDA and Total Segment EBITDA for 2008 was 101% of Total Segment EBITDA for 2007 (calculated at constant exchange rates), Mr. Macmillan did not earn any non-equity incentive plan compensation in 2008.  However, the Compensation Committee elected, on the recommendation of the President and COO, to award Mr. Macmillan a discretionary bonus of £111,000 (approximately $203,703) and a payment of £150,000 (approximately $275,275) to Mr. Macmillan’s pension scheme, the aggregate of which is equal to 90% of his target bonus.  These payments were awarded for the reasons described under “Annual Incentive Plans” in the introduction to the Compensation Discussion and Analysis section of this proxy statement.

Under the plan in effect in 2006 and 2007, the qualitative performance criteria for determining the amount of Mr. Macmillan’s non-equity incentive award was based on budgeted Total Segment EBITDA.  From April 1, 2006, such amount was based upon a target representing 50% of Mr. Macmillan’s annual base salary and was subject to increase to a maximum of twice that amount in the event the Company’s actual Total Segment EBITDA, translated at budgeted exchange rates, reached or exceeded the maximum budgeted Total Segment EBITDA target, an approved threshold 7.5% above the annual budgeted Total Segment EBITDA for each of those fiscal years. In 2007, Mr. Macmillan earned a non-equity incentive award equal to 100% of his annual base salary and in 2006 he earned an award equal to 68% of his annual base salary.  The amount earned in each year reflects the percentage of annual base salary payable to Mr. Macmillan as a non-equity incentive award in the event of meeting financial targets (50% in 2007 and 46% in 2006), plus the percentage by which actual Total Segment EBITDA (translated at budgeted exchange rates) exceeded the difference between the maximum budgeted Total Segment EBITDA target and budgeted Total Segment EBITDA for the relevant period.

Marina Williams

Marina Williams served pursuant to an employment agreement dated October 5, 2006 with CME Development Corporation.  Under her employment agreement, Ms. Williams was entitled to receive an aggregate annual salary of £225,000 (approximately $412,912), subject to an increase of 5% on April 1 of each year. From April 1, 2008, her annual salary was £248,063 (approximately $455,237).

Because Ms. Williams’ voluntary termination occurred prior to the end of 2008, she was not entitled to participate in the discretionary bonus scheme in respect of the 2008 fiscal year. Under the non-equity incentive award plan in effect in 2006 and 2007, the qualitative performance criteria for determining the amount of Ms. Williams’ award was based on budgeted Total Segment EBITDA.  Such amount was based on a target representing 33 1/3% of Ms. Williams’ gross annual salary and was subject to increase to a maximum of twice that amount in the event the Company’s actual Total Segment EBITDA, translated at budgeted exchange rates, reached or exceeded the maximum budgeted Total Segment EBITDA target, an approved threshold 7.5% above the annual target for budgeted Total Segment EBITDA for each of those fiscal years. In 2007, Ms. Williams earned an award equal to 66 2/3% of her annual base salary and in 2006 she earned an award equal to 49% of her annual base salary. The amount earned in each year reflects the percentage of annual base salary payable to Ms. Williams as a non-equity incentive award in the event of meeting financial targets, plus the percentage by which actual Total Segment EBITDA (translated at budgeted exchange rates) exceeded the difference between the maximum budgeted Total Segment EBITDA target and budgeted Total Segment EBITDA for the relevant period.

With effect from April 1, 2006, Ms. Williams was also entitled to a non-incentive equity award in respect of our Ukrainian operations in the amount of 50% of her gross annual salary if the actual Segment EBITDA results of the Ukrainian operations, translated at the budgeted exchange rates for the relevant year, were equal to the annual aggregate budgeted EBITDA target for that fiscal year. If the actual Segment EBITDA results exceeded the annual aggregate budgeted EBITDA target for that fiscal year, Ms. Williams was entitled to receive an additional amount equal to 10% of her gross annual base salary in respect of the relevant year for each 5% increment by which the actual EBITDA results exceeded the corresponding budgeted EBITDA target. Because the actual Segment EBITDA results for our Ukraine operations (translated at budgeted exchange rates) in 2006 were 17% higher than the budgeted Segment EBITDA results for the Ukraine operations, Ms. Williams received a cash bonus of £175,000 (approximately $321,154).  No amounts were payable in respect of any other years as the actual Segment EBITDA results for our Ukraine operations (translated at budgeted exchange rates) were lower than annual aggregate budgeted EBITDA target in each applicable year.

In addition, in 2006 Ms. Williams received a cash bonus of $500,000, a portion of which was awarded following an agreement to extend her employment agreement and the remainder following the successful extension of the main broadcasting license of our Ukrainian subsidiary Studio 1+1 LLC.

Grants of Plan Based Awards

The following table sets forth information with respect to estimated possible payouts under non-equity incentive plans and grants of options to purchase shares of Class A Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 2008. We have not granted any equity incentive awards or any stock awards during the year ended December 31, 2008.  In addition, no Named Executive Officer was eligible during the year ended December 31, 2008 to earn a bonus whose payout would be earned in whole or in part in a future year. Accordingly, there are no estimated future payouts for any Named Executive Officer.  Foreign currency amounts in the table below have been translated using the exchange rate prevailing at December 31, 2008.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)		All Other Option Awards: Number of Securities Underlying Options	Exercise / Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)(2)
	Grant Date	Target ($)	Maximum ($)
Michael Garin	12/16/2008	1,192,389	1,788,584	30,000 (3)	22.64	211,790
Adrian Sarbu	12/16/2008	1,098,514	1,647,771	50,000 (4)	22.64	462,254
Wallace Macmillan	12/16/2008	419,682	(5)	12,500 (4)	22.64	115,563
Marina Williams	04/01/2008	299,159	(5)	12,500 (6)	88.51	386,242
_____________________
(1) Estimated possible payouts for each Named Executive Officer were calculated using the criteria set out in the notes to the Summary Compensation Table above in respect of each Named Executive Officer. There are no threshold amounts as payments are only made if targets are reached. As targets were not met, no payments were made in respect of non-equity incentive plan awards in 2008.
(2) Grant date fair value was determined using the methodology provided by FAS 123(R). For a discussion of the assumptions underlying the valuation of employee stock compensation, see Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 accompanying this proxy statement.
(3) This grant was made to Mr. Garin pursuant to the Separation Agreement. The exercise price is equal to the closing price of our shares of Class A Common Stock on December 16, 2008, the date such grant was made. Such options became exercisable on January 1, 2009 and expire on January 31, 2012.
(4) This grant was made at the time of the annual grant to employees. The exercise price is equal to the closing price of our shares of Class A Common Stock on December 16, 2008, the date such grant was made. Such options become exercisable in four equal installments on each anniversary of the grant date and expire on December 15, 2016.
(5) It is not possible to determine the maximum possible payout as such amount increases incrementally based on the percentage by which actual results exceed the incentive plan target, as described under “Annual Incentive Plans” in the introduction to the Compensation Discussion and Analysis section.
(6) Under Ms. Williams’ employment agreement, Ms. Williams was awarded options on April 1, 2008 to purchase 12,500 shares of our Class A Common Stock at an exercise price of $88.51 per share. Such options were to become exercisable in four equal annual installments on each of the first four anniversaries of the date of grant and were to expire on March 31, 2016.  None of these options had vested prior to Ms. Williams’ resignation on October 22, 2008 and were therefore forfeited on that date.

Outstanding Equity Awards at December 31, 2008

The following table sets forth information with respect to options to purchase shares of Class A Common Stock granted to the Named Executive Officers outstanding at December 31, 2008.  We have made no stock awards and there are no unearned options.

	Option Awards

	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Michael Garin		192,500	127,500
	02/02/2004	160,000	-	$19.49	01/31/2012
	06/02/2005	22,500	7,500 (1)	44.50	01/31/2012
	06/08/2006	10,000	10,000 (1)	56.42	01/31/2012
	07/28/2006(2)	-	80,000	60.64	01/31/2012
	12/16/2008(3)	-	30,000	22.64	01/31/2012

Adrian Sarbu		22,500	77,500
	11/18/2004	8,000	-	$32.99	11/17/2014
	12/21/2005(4)	3,000	1,000	57.00	12/20/2015
	06/08/2006(4)	4,000	4,000	56.42	06/07/2016
	12/05/2007(4)	7,500	22,500	113.56	12/04/2015
	12/16/2008(4)	-	50,000	22.64	12/15/2016

Wallace Macmillan		45,875	34,625
	05/29/2003	5,000	-	$10.37	05/28/2013
	05/05/2004	20,000	-	18.93	05/04/2014
	06/02/2005(4)	7,500	2,500	44.50	06/01/2015
	06/08/2006(4)	4,000	4,000	56.42	06/07/2016
	12/14/2006(4)	6,250	6,250	72.05	12/13/2016
	12/05/2007(4)	3,125	9,375	113.56	12/04/2015
	12/16/2008(4)	-	12,500	22.64	12/15/2016

Marina Williams		24,792	0
	11/22/2004	6,667	-	$32.80	04/19/2009
	06/02/2005(5)	8,750	-	44.50	04/19/2009
	05/01/2006(5)	6,250	-	64.81	04/19/2009
	04/02/2007(5)	3,125	-	87.91	04/19/2009
______________________________

(1) Pursuant to the Separation Agreement, these options became exercisable on January 1, 2009.
(2) Pursuant to an amendment to Mr. Garin’s employment agreement in 2006, Mr. Garin was granted options to acquire 80,000 shares of Class A Common Stock.  At the time of grant, the options were to become exercisable in three annual installments: 32,000 shares on each of January 31, 2009 and 2010 and 16,000 shares on January 31, 2011.  Pursuant to the Separation Agreement, all such options became exercisable on January 1, 2009.
(3) This grant reflects a grant of options made to Mr. Garin pursuant to the Separation Agreement. The exercise price is equal to the closing price of our shares of Class A Common Stock on December 16, 2008, the date such grant was made. Such options became exercisable on January 1, 2009 and expire on January 31, 2012.
(4) These options vest in four equal installments on each anniversary of the date of grant.
(5) All vested options granted to Ms. Williams terminate on April 19, 2009.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2008.

Potential Payments upon Termination or Change of Control

Set out below is information reflecting compensation that may be payable to each of the Named Executive Officers in the event of the termination of such executive officer’s employment. The amount of compensation payable upon voluntary termination, involuntary termination (other than for cause) or termination for cause is described below. We do not have any severance agreement or any agreement providing for any specific payments upon a change of control. However, options granted to any employee automatically become vested on a change of control pursuant to the Stock Incentive Plan.

The amounts shown below assume that such termination or change of control was effective as of December 31, 2008. The amounts do not include salary earned through such period or any discretionary bonus awarded in respect of the year ended December 31, 2008 (each of which is reflected in the Summary Compensation Table). The amounts below also do not include non-equity incentive plan compensation for any Named Executive Officers in respect of the year ended December 31, 2008 because no Named Executive Officer earned any such compensation.  The numbers presented below are for illustrative purposes.  Actual amounts that may be payable or will be paid can only be determined at the time of separation of a Named Executive Officer from our company. Foreign currency amounts set out below have been translated using the exchange rate prevailing at December 31, 2008.

Michael Garin

Michael Garin served as Chief Executive Officer until January 1, 2009.  Under the terms of the Separation Agreement, Mr. Garin will receive severance benefits in an amount equal to $1.3 million, which is the amount of his annual base salary as set forth in the employment agreement between Mr. Garin and CME Development Corporation dated March 30, 2004, as amended on July 28, 2006 and November 15, 2007, for the period from January 1, 2009 to January 31, 2010. This amount, subject to deductions for social insurance and other withholdings, will be payable in equal instalments in accordance with CME Development Corporation’s regular payroll practices through January 31, 2010. Mr. Garin is also entitled to earn the non-equity incentive award provided for in his employment agreement (and described in detail in the introduction to the Compensation Discussion and Analysis section) for fiscal years 2008 and 2009 and a pro-rated award for 2010. From February 1, 2010 through January 31, 2011, Mr. Garin will serve as a consultant to the Company for consideration of $300,000, payable in equal monthly instalments.  Mr. Garin will also continue to receive health benefits until at least January 31, 2012. Under the Separation Agreement, Mr. Garin has agreed to continue to be bound by the restrictive covenants in his employment agreement, including with respect to confidentiality, non-solicitation and non-competition.

All outstanding options issued to Mr. Garin became exercisable on January 1, 2009 and he will be entitled to exercise them until January 31, 2012 or, in the event of a breach of any restrictive covenant in the Separation Agreement, ninety days from such date.  Had those options become exercisable on December 31, 2008, the value of those options would have been $356,800.

Adrian Sarbu

Payments under the COO Employment Agreement

Mr. Sarbu’s COO employment agreement is for a fixed term, expiring on December 31, 2009. Under the terms of the COO employment agreement, we or Mr. Sarbu may terminate his employment (other than for cause) on 12 months’ notice. We may elect to make payment in lieu of notice and pay him the portion of his gross salary payable for the period of notice on the date of the notice of termination. Assuming a termination date of December 31, 2008, Mr. Sarbu would be entitled to receive Euro 423,000 (approximately $596,195), subject to deductions for social insurance and other withholdings, if we were to elect to make payment in lieu of notice on the termination date.

Payments under the 2007 Pro TV Agreement

Mr. Sarbu’s 2007 Pro TV agreement is for a fixed term and expires in April 2011. Under the terms of the 2007 Pro TV agreement, we or Mr. Sarbu may terminate his employment (other than for cause) at any time on 12 months’ notice. We may elect to make payment in lieu of notice and pay him the portion of his gross salary payable for the period of notice on the date of the notice of termination. Assuming a termination date of December 31, 2008, Mr. Sarbu would receive RON 1,440,000 (approximately $502,320), subject to deductions for social insurance and other withholdings, if we were to elect to make payment in lieu of notice.

In the event Mr. Sarbu is terminated for gross misconduct under the COO employment agreement or for cause under the 2007 Pro TV agreement, he is not entitled to receive any notice or additional remuneration.

Options

Under the terms of his option agreements, any options issued to Mr. Sarbu that have become exercisable as of a voluntary termination date of either the COO employment agreement or the 2007 Pro TV agreement may be exercised for a period of 90 days following such date, unless the other agreement is still in effect.  No options issued to Mr. Sarbu that have not already become exercisable on the date of a voluntary termination become vested as a result of his termination.  The value of options that were exercisable on December 31, 2008 was $nil.

In the event Mr. Sarbu is terminated for gross misconduct under the COO employment agreement or for cause under the 2007 Pro TV agreement, any options awarded to Mr. Sarbu, including those that have become exercisable, shall immediately terminate on the date of such termination for cause.

In the event of a change of control, all outstanding options granted to Mr. Sarbu would become immediately exercisable. The value of these options on December 31, 2008 was $nil.

Other provisions

Mr. Sarbu’s employment agreements also contain non-competition provisions that are applicable for a one-year period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

Wallace Macmillan

Payments under employment agreement

Wallace Macmillan has an employment agreement for an indefinite term. We may terminate Mr. Macmillan’s employment agreement on 12 months’ notice. We may elect to make payment in lieu of notice and pay him the portion of his gross salary payable for the period of notice on the date of the notice of termination. Assuming a termination date of December 31, 2008, we would be required to pay £290,000 (approximately $419,682), subject to deductions for social insurance and other withholdings, if we were to elect to make payment in lieu of notice on the termination date.

Mr. Macmillan is entitled to terminate his employment agreement at any time on 90 days’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his gross salary payable for the period of notice on the date of the notice of termination. Assuming a termination date of December 31, 2008, Mr. Macmillan would be entitled to receive an amount equal to £71,507 (approximately $103,483), subject to deductions for social security and other withholdings, if we were to elect to make payment in lieu of notice under this example.

In the event we terminate Mr. Macmillan’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Options

Under the terms of his option agreements, any options issued to Mr. Macmillan that have become exercisable as of a voluntary termination date may be exercised for a period of 90 days following such date. No options issued to Mr. Macmillan that have not already become exercisable on such termination date become vested as a result of his termination.  The value of options granted to Mr. Macmillan that were exercisable on December 31, 2008 was $112,550.

In the event Mr. Macmillan’s employment agreement is terminated due to cause, any options awarded to Mr. Macmillan, including those that have become exercisable, shall immediately terminate on the date of such termination.

In the event of a change of control, all outstanding options granted to Mr. Macmillan would become immediately exercisable. The value of these options on December 31, 2008 was $112,550.

Other provisions

Mr. Macmillan may also terminate his employment agreement on five days’ notice for good reason.  Good reason includes a material breach by us of his employment agreement or a reduction in his compensation, title, position or duties.  In the event of such termination or in the event we elect to terminate his employment (other than for cause), Mr. Macmillan is entitled to receive an amount equal to his annual base salary, subject to deductions for social insurance and other withholdings.

Mr. Macmillan’s employment agreement also contains non-competition provisions applicable for a one-year period following termination and a prohibition on the use of confidential information.

Marina Williams

Because Marina Williams resigned on October 22, 2008, she would not have been entitled to any termination payments on December 31, 2008.

Director Compensation

The following table sets forth information in respect of compensation paid to non-employee directors for the year ended December 31, 2008 including options to purchase shares of our Common Stock. We use a combination of cash and stock options to compensate non-employee directors. We do not have any non-equity incentive compensation plans, non-qualified deferred compensation earnings and directors received no other compensation.

Name of Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total Compensation ($)

Ronald Lauder	-	226,152 (2)	226,152
Herbert Granath	90,000	181,232	271,232
Frank Ehmer(3)	-	-	-
Charles Frank	72,000	219,578	291,578
Herbert Kloiber	60,000	157,353	217,353
Igor Kolomoisky	-	73,635	73,635
Alfred Langer	72,000	228,003	300,003
Bruce Maggin	60,000	216,661	276,661
Ann Mather	67,000	208,821	275,821
Duco Sickinghe(3)	12,500	9,421	9,421
Christian Stahl	-	-	-
Eric Zinterhofer	-	223,109	223,109
_________________________
(1) These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R) of awards pursuant to the Stock Incentive Plan, which includes amounts from awards granted in and prior to 2008. Assumptions used in the calculation of this amount are included in Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 accompanying this proxy statement.
(2) Mr. Lauder was awarded an option to purchase 5,000 shares of Class B Common Stock at the date of the 2008 Annual General Meeting; each of the remaining directors elected at the 2008 Annual General Meeting was awarded an option to purchase 5,000 shares of Class A Common Stock as further described below (other than Mr. Stahl, who declined the award).  Mr. Sickinghe was awarded an option to purchase 5,000 shares of Class A Common Stock when he joined the Board in October 2008.
(3) Mr. Ehmer and Mr. Sickinghe were appointed to the Board of Directors on October 22, 2008.  Mr. Ehmer did not receive any fees, option awards or other compensation during 2008.

Directors’ Fees

We pay a cash fee to each of our independent directors of $50,000 per annum.  We reimburse each director for expenses in connection with attending meetings of the Board of Directors. Members of the Audit Committee are paid an additional annual cash fee of $12,000.  The members of the Audit Committee are Messrs. Langer and Frank and Ms. Mather.  Members of each of the Compensation Committee, the Corporate Governance/Nominating Committee and the Related Party Transactions Committee receive an additional annual cash fee of $5,000. The members of the Compensation Committee during 2008 were Messrs. Maggin, Frank and Granath.  The members of the Corporate Governance/Nominating Committee were Messrs. Granath, Kloiber, Langer and Maggin. The members of the Related Party Transactions Committee were Messrs. Frank, Granath, Kloiber and Langer and Ms. Mather. In addition, Mr. Granath received $25,000 as Vice Chairman.

Annual Equity Grant

Pursuant to our Stock Incentive Plan, on the date of each annual general meeting, each non-employee director who has served as a director since the last annual general meeting or who has been otherwise approved by the Board although having served a shorter term is eligible to receive either (i) non-incentive stock options to purchase shares of Class A Common Stock (or in the case of the Chairman, Class B Common Stock if eligible under our bye-laws and if such grant is approved by the Board of Directors) or (ii) a combination of non-incentive stock options, restricted stock and restricted stock units whose aggregate value is equal to the value of the equivalent number of non-incentive stock options on the date of grant. In the event options are awarded, the exercise price of such options will be the closing price of a share of Class A Common Stock on the date of grant (and 105% of the fair market value of a share of Class A Common Stock in the case of an option to acquire Class B Common Stock)

The Compensation Committee has discretion to determine the components of the annual automatic grant to non-employee directors within the limitation on the aggregate value described above. For purposes of determining the U.S. dollar value of non-incentive stock options to purchase shares of Common Stock under the automatic grant, the Compensation Committee shall calculate a U.S. dollar amount using the methodology that is employed by us for valuing options in our most recent annual financial statements. For purposes of determining the number of shares of any restricted stock or restricted stock units, the U.S. dollar amount allocated to such award shall be divided by the fair market value of a share of our Class A Common Stock on the date of grant.

The Stock Incentive Plan permits grants of (i) non-incentive stock options to purchase 5,000 shares of Class A Common Stock (in the case of the Chairman, Class B Common Stock if eligible under our bye-laws and if such grant is approved by the Board) or (ii) a combination of non-incentive stock options, restricted stock and restricted stock units whose aggregate value is equal to the value of the 5,000 non-incentive stock options. The Stock Incentive Plan provides the Compensation Committee with the authority to stipulate the vesting period for all automatic awards, whether options, restricted stock or restricted stock units.  At the time of the 2008 Annual General Meeting, the Compensation Committee determined that the automatic grant should consist solely of options with a vesting period of one year and a term of five years. Please see Proposal 3 for relevant amendments to the Stock Incentive Plan that are being submitted to shareholders for approval.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008, about Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans.

	Equity Compensation Plan Information
	(a)		(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,439,042	(1)	$50.81	564,564
Equity compensation plans not approved by security holders	--		--	--
Total	1,439,042		$50.81	564,564
__________________
(1)       This number consists of options outstanding at December 31, 2008 under the Stock Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has been an officer of the Company or of any of our subsidiaries, or had any relationship with us other than serving as a director. In addition, none of our executive officers served as a director or member of the compensation committee of any other entity one of whose executive officers serves as one of our directors or as a member of the Compensation Committee. None of the members of the Compensation Committee has any relationship that is required to be disclosed under this caption pursuant to SEC rules and regulations.

There were no interlocks or other relationships among our executive officers and directors that are required to be disclosed under applicable executive compensation disclosure requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information as of April 20, 2009 with respect to the beneficial ownership of shares our Class A Common Stock and Class B Common Stock and also sets forth certain information with respect to voting power and percentage of ownership as of April 20, 2009, by (i) each shareholder known by us to beneficially own more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) the principal executive officer and the other named executive officers, and (iv) all directors and executive officers as a group.  Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person.

	Beneficial Ownership of		Beneficial Ownership of		Common Stock
	Class A Common		Class B Common		% of	%
	Stock (a)		Stock		Voting	Owner-
	Number	Percent	Number	Percent	Power	ship
Name of Beneficial Owner					(b)	(b)
Ronald S. Lauder (1)(11)	60,000	*	6,391,339 (30)	100%	64.01%	15.21%
Frank Ehmer (2)	--	--
Charles R. Frank, Jr.	35,700 (16)	*	--	--	*	*
Herbert A. Granath	23,200 (17)	*	--	--	*	*
Herbert Kloiber	6,500 (18)	*	--	--	*	*
Igor Kolomoisky	1,625,537 (19)	4.51%	--	--	1.64%	3.84%
Alfred W. Langer	49,300 (20)	*	--	--	*	*
Bruce Maggin	36,500 (21)	*	--	--	*	*
Ann Mather	24,500 (22)	*	--	--	*	*
Duco Sickinghe (3)	-- (23)	*	--	--	--	--
Christian Stahl	--	--	--	--	--	--
Eric Zinterhofer	36,500 (24)	*	--	--	*	*

Wallace Macmillan	50,962 (25)	*	--	--	*	*
Adrian Sarbu	24,500 (26)	*	--	--	*	*
Michael N. Garin (4)	320,000 (27)	*	--	--	*	*
Marina Williams (5)	-- (28)	*	--	--	*	*

All directors and executive officers as a group (15 persons)	2,293,199 (29)	6.26%	6,391,339	100%	65.85%	20.19%

Apax Partners Europe Managers Limited (6)(12)	60,000	*	6,312,839	100%	63.73%	15.05%
Apax Europe VI GP Co. Ltd.(6)(12)	60,000	*	6,312,839	100%	63.73%	15.05%
Testora Ltd (7)	3,500,000	9.72%	--	--	3.53%	8.27%
T. Rowe Price Associates, Inc. (8)(13)	1,871,700	5.20%	--	--	1.89%	4.42%
FMR LLC (9)(14)	3,933,908	10.92%	--	--	3.97%	9.29%
Capital Research Global Investors (10)(15)	2,500,000	6.94%	--	--	2.52%	5.90%

_______________________
*           Less than 1.0%

(a)
Does not include 6,312,839 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock.  Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a one-for-one basis.

Does not include 14,500,000 shares of Class A Common Stock and 4,500,000 shares of Class B Common Stock (which are convertible at any time into shares of Class A Common Stock for no additional consideration on a one-for-one basis) to be issued to TW Media Holdings LLC, pursuant to a subscription agreement dated March 22, 2009 between the Company and TW Media Holdings LLC. For a detailed discussion of this transaction, please refer to Proposal 2 of this proxy statement.

(b)
Represents the percentage of total voting power and the percentage ownership of the shares of Class A Common Stock and Class B Common Stock currently beneficially owned by each identified shareholder and all directors and executive officers as a group.  The shares of Class A Common Stock and Class B Common Stock are the only authorized classes of our capital stock with shares outstanding.

(c)	None of the shares of the directors or executive officers are pledged, except as provided in footnote 19.

1.	The address of Ronald S. Lauder is Suite 4200, 767 Fifth Avenue, New York, New York 10153.

2.	On October 22, 2008, Frank Ehmer was re-appointed to the Board of Directors.

3.	On October 22, 2008, Duco Sickinghe was appointed to the Board of Directors.

4.	Michael Garin served as Chief Executive Officer until January 1, 2009. On February 2, 2009, he retired as non-executive Vice-Chairman of the Board.

5.	On October 21, 2008, Marina Williams resigned as Executive Vice-President.

6.
Information in respect of the beneficial ownership of Apax Partners Europe Managers Limited and Apax Europe VI GP Co. Limited (other than percentage ownership) is based upon a statement on Schedule 13D jointly filed by them on September 6, 2006. The address of Apax Partners Europe Managers Limited is 33 Jermyn Street, London SW1Y 6DN, United Kingdom. The address of Apax Europe VI GP Co. Limited is 13-15 Victoria Road, St. Peter Port, Guernsey, Channel Islands GYI 3ZD.

7.
Information in respect of the beneficial ownership of Testora Limited (other than percentage ownership) is based upon a statement on Schedule 13G filed by it on January 11, 2006. The address of Testora Limited is Grigori Afxentiou, 8, El.Pa. Livadioti, Flat/Office 401, P.C. 6023, Larnaca, Cyprus.

8.
Information in respect of the beneficial ownership of T. Rowe Price Associates, Inc. (other than percentage ownership) is based upon a statement on Schedule 13G/A filed by it on December 10, 2008. The address of T. Rowe Price Associates, Inc. is 100 E. Pratte Street, Baltimore, Maryland 21202.

9.
Information in respect of the beneficial ownership of FMR LLC (other than percentage ownership) is based upon a statement on Schedule 13G/A filed jointly with Edward C. Johnson 3d and Fidelity Management and Research Company on January 12, 2009. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

10.
Information in respect of the beneficial ownership of Capital Research Global Investors (other than percentage ownership) is taken from a statement on Schedule 13G filed by it on February 13, 2009. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

11.
In a Schedule 13D/A filed by Mr. Lauder on September 8, 2006, Mr. Lauder reported that he, RSL Investments Corporation (“RIC”), RSL Investment LLC (“RIL”) and CME Holdco, L.P. each have joint beneficial ownership with Apax Partners Europe Managers Limited and Apax Europe VI G.P. Limited of 6,312,839 shares of Class B Common Stock and 60,000 shares of Class A Common Stock. RIC is a holding company for various investments of Mr. Lauder. Mr. Lauder is the sole shareholder of RIC. Mr. Lauder is the sole Director and Chairman of RIC. RIC is the sole member of RIL. Mr. Lauder is President of RIL. RIL is sole general partner of CME Holdco, L.P. On August 28, 2006, Mr. Lauder, RIC, RIL and certain others entered into a purchase agreement with Adele Guernsey L.P. Pursuant to that agreement, Mr. Lauder, RIC, RIL and others contributed all 6,312,839 outstanding shares of Class B Common Stock and 60,000 shares of Class A Common Stock to CME Holdco, acquiring 100% of the partnership interest therein. Mr. Lauder and such other persons subsequently sold limited partnership interests to Adele Guernsey L.P, aggregating approximately 49.72% of the total partnership interests in CME Holdco. In addition, Mr. Lauder directly owns currently exercisable options to purchase 78,500 shares of Class B Common Stock.

12.
Apax Partners Europe Managers Limited (“Apax”), a company organized under the laws of England, owns all of the issued share capital of APAX WW Nominees Limited (“Apax WW Nominees”) and APAX WW No. 2 Nominees Limited (“Apax WW No. 2 Nominees”). Apax WW Nominees and Apax WW No. 2 Nominees are the registered owners of 100% of the share capital of Adele (Guernsey) GP Limited (“Adele GP”). Apax Europe VI GP Co. Limited, a Guernsey company, is the general partner of Apax Europe VI GP, L.P. Inc. Apax Europe VI GP, L.P. Inc is the general partner of Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P (the “Europe VI Funds”). The Europe VI Funds are collectively the beneficial owner of 100% of Adele GP. Adele GP is the general partner of Adele (Guernsey) L.P. In the Schedule 13D filed by Apax on September 6, 2006, Apax and Apax Europe VI GP Co. Limited are reported as having shared voting power over 60,000 shares of Class A Common Stock and 6,312,839 shares of Class B Common Stock. These shares are jointly held as described in footnote 6, above.

13.
These securities are owned by various individual and institutional investors, including T. Rowe Price International and the T. Rowe Price Mutual Funds, to whom which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

14.
FMR LLC (“FMR”) is the beneficial owner of 3,933,908 shares of Class A Common Stock, including 3,605,508 shares of Class A Common Stock which are beneficially owned by a wholly-owned subsidiary of FMR, Fidelity Management & Research Company, who acts as an investment adviser to various investment companies and over which FMR has sole dispositive power, and 25,701 shares of Class A Common Stock beneficially owned by subsidiaries of FMR and over which FMR has the power to vote or direct the vote of such shares. In addition, FMR reports beneficial ownership of 302,699 shares of Class A Common Stock that are beneficially owned by a company controlled by Edward C. Johnson 3d, Chairman of FMR.

15.
These securities are held by Capital Research Global Investors on behalf of SMALLCAP World Fund, Inc., an investment company registered under section 8 of the Investment Company Act of 1940, to whom Capital Research Global Investors acts as investment adviser. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Capital Research Global Investors is deemed to be a beneficial owner of such securities; however, Capital Research Global Investors expressly disclaims that it is, in fact, the beneficial owner of such securities.

16.
Consists of (i) 3,200 shares of Class A Common Stock; (ii) 12,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.11 per share and expire on June 1, 2014; (iii) 6,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on June 1, 2015; (iv) 4,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $58.85 per share and expire on June 6, 2016; (v) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $89.79 per share and expire on June 4, 2012; and (vi) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013.  Does not include 1,500 shares of Class A Common Stock underlying options with an exercise price of $58.85 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016.

17.
Consists of (i) 3,200 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $10.897 per share and expire on May 21, 2013; (ii) 4,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.11 per share and expire on June 1, 2014; (iii) 3,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on June 1, 2015; (iv) 3,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $58.85 per share and expire on June 6, 2016; (v) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $89.79 per share and expire on June 4, 2012; and (vi) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013. Does not include 1,500 shares of Class A Common Stock underlying options with an exercise price of $58.85 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016.

18.
Consists of (i) 1,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $58.85 per share and expire on June 6, 2016; and (ii) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013. Does not include 1,500 shares of Class A Common Stock underlying options with an exercise price of $58.85 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016.

19.
Consists of (i) 1,275,227 shares of Class A Common Stock held directly by Mr. Kolomoisky; (ii) 341,710 shares of Class A Common Stock owned by Mr. Kolomoisky and pledged in connection with a repurchase arrangement with a third party; (iii) 3,600 shares of Class A Common Stock owned by Athina Investments Limited; and (iv) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013.

20.
Consists of (i)12,800 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $10.897 per share and expire on May 21, 2013; (ii) 16,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.11 per share and expire on June 1, 2014; (iii) 6,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on June 1, 2015; (iv) 4,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $58.85 per share and expire on June 6, 2016; (v) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $89.79 per share and expire on June 4, 2012; and (vi) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013. Does not include 1,500 shares of Class A Common Stock underlying options with an exercise price of $58.85 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016.

21.
Consists of (i) 8,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $10.897 per share and expire on May 21, 2013; (ii) 8,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.11 per share and expire on June 1, 2014; (iii) 6,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on June 1, 2015; (iv) 4,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $58.85 per share and expire on June 6, 2016; (v) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $89.79 per share and expire on June 4, 2012; and (vi) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013. Does not include 1,500 shares of Class A Common Stock underlying options with an exercise price of $58.85 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016.

22.
Consists of (i) 4,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.11 per share and expire on June 1, 2014; (ii) 6,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on June 1, 2015; (iii) 4,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $58.85 per share and expire on June 6, 2016; (iv) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $89.79 per share and expire on June 4, 2012; and (v) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013.  Does not include 1,500 shares of Class A Common Stock underlying options with an exercise price of $58.85 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016.

23.
Does not include 5,000 shares of Class A Common Stock underlying options with an exercise price of $25.29 per share which are not currently exercisable and will not become exercisable within 60 days and expire on October 21, 2013.

24.
Consists of (i) 16,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.11 per share and expire on June 1, 2014; (ii) 6,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on June 1, 2015; and (iii) 4,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $58.85 per share and expire on June 6, 2016; (iv) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $89.79 per share and expire on June 4, 2012; and (v) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013. Does not include 1,500 shares of Class A Common Stock underlying options with an exercise price of $58.85 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016.

25.
Consists of (i) 587 shares of Class A Common Stock; (ii) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $10.37 per share and expire on May 21, 2013; (iii) 20,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $18.93 per share and expire on May 4, 2014; (iv) 10,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on June 1, 2015; (v) 6,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $56.42 per share and expire on June 7, 2016; (vi) 6,250 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $72.05 per share and expire on December 13, 2016; and (vii) 3,125 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $113.56 per share and expire on December 4, 2015. Does not include (i) 2,000 shares of Class A Common Stock underlying options with an exercise price of $56.42 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 7, 2016; (ii) 6,250 shares of Class A Common Stock underlying options with an exercise price of $72.05 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 13, 2016; (iii) 9,375 shares of Class A Common Stock underlying options with an exercise price of $113.56 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 4, 2015; and (iv) 12,500 shares of Class A Common Stock underlying options with an exercise price of $22.64 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 15, 2016.

26.
Consists of (i) 8,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $32.99 per share and expire on November 17, 2014; (ii) 3,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $57.00 per share and expire on December 20, 2015; (iii) 6,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $56.42 per share and expire on June 7, 2016; and (iv) 7,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $113.56 per share and expire on December 4, 2015. Does not include (i) 1,000 shares of Class A Common Stock underlying options with an exercise price of $57.00 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 20, 2015; (ii) 2,000 shares of Class A Common Stock underlying options with an exercise price of $56.42 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 7, 2016; (iii) 22,500 shares of Class A Common Stock underlying options with an exercise price of $113.56 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 4, 2015; and (iv) 50,000 shares of Class A Common Stock underlying options with an exercise price of $22.64 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 15, 2016.

27.
Consists of (i) 160,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $19.49 per share and expire on January 31, 2012; (ii) 30,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on January 31, 2012; (iii) 20,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $56.42 per share and expire on January 31, 2012; (iv) 80,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, with an exercise price of $60.64 per share and expire on January 31, 2012; and (v) 30,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, with an exercise price of $22.64 per share and expire on January 31, 2012. Pursuant to the Settlement Agreement entered into between CME Development Corporation and Mr. Garin on December 14, 2008, all of Mr. Garin’s unvested options became exercisable on January 1, 2009 and expire on January 31, 2012.

28.	Ms. Williams’ options expired on April 19, 2009.

29.
Consists of (i) 1,684,324 shares of Class A Common Stock; and (ii) 608,875 shares of Class A Common Stock underlying options which are currently exercisable or will become exercisable within 60 days. Does not include 122,625 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

30.
Includes (i) 2,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $0.26 per share and 8,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days at an exercise price of $0.308 per share and expire on May 18, 2011; (ii) 16,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $2.0558 per share and expire on May 15, 2012; (iii) 16,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $11.44 per share and expire on May 21, 2013; (iv) 16,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $23.22 per share and expire on June 1, 2014;  (v) 6,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $46.725 per share and expire on June 1, 2015; (vi) 4,500 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $61.79 per share and expire on June 6, 2016; (vii) 5,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $94.28 per share and expire on June 4, 2012; and (viii) 5,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $109.58 per share and expire on June 2, 2013.  Does not include 1,500 shares of Class B Common Stock underlying options with an exercise price of $61.79 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file certain reports (“Section 16 Reports”) with the SEC with respect to ownership and changes in ownership of shares of our common stock and other equity securities. Based solely on our review of the Section 16 Reports furnished to us and written representations from certain reporting persons, we believe that, during the fiscal year ended December 31, 2008, all filing requirements under Section 16(a) applicable to our officers, directors and greater than 10%  beneficial owners were complied with on a timely basis, except that Duco Sickinghe did not file until October 27, 2008 a Statement of Beneficial Ownership on Form 4 with respect to an award on October 22, 2008 of options to purchase shares of our Class A Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions.  All transactions in which we and our directors and executive officers or members of their immediate families are participants that are subject to review, ratification or approval by us under relevant SEC regulations and NASDAQ Marketplace Rules are reviewed to determine whether such persons have a direct or indirect material interest.  Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers in respect of such related party transactions and for determining, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction.  Pursuant to relevant SEC regulations, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

We have a Related Party Transaction Committee, consisting of the current members of the Audit Committee and Messrs. Granath and Kloiber (all independent directors), that reviews, approves or ratifies relevant related party transactions in accordance with a written procedure.  In the course of its review, approval or ratification of related party transactions, the Related Party Transactions Committee has considered: the nature of the related party’s interest in the transaction; the material terms of the transaction; the nature of our participation in the transaction; whether the transaction would impair the judgment of the related party to act in our best interests; and such other matters as are considered appropriate.

Any member of the Related Party Transaction Committee who is a related party in respect of a transaction under review may not participate in the deliberations or vote for an approval or ratification of such transaction.

Related Party Transactions

Herbert Kloiber

We contract with Concorde Media Beteiligungsgesellschaft mbH, acting as the agent of Tele München Fernseh GmbH & Co. Produktionsgesellschaft, for the purchase of program rights. Both companies are wholly-owned by Dr. Kloiber, who serves on our Board of Directors. Our total purchases from Tele München Fernseh GmbH & Co. Produktionsgesellschaft through Concorde Media Beteiligungsgesellschaft mbH during 2008 were approximately $0.1 million.

Adrian Sarbu

In 2008 the total purchases from companies related or connected with Mr. Sarbu, our President and COO, were approximately $51.8 million, of which Mr. Sarbu’s economic interest represents approximately $44.6 million.  The purchases were mainly for programming rights and for various technical, production and administrative related services.  The total sales to companies related or connected with Mr. Sarbu in 2008 were approximately $1.9 million of which Mr. Sarbu’s economic interest represents approximately $1.2 million.   At December 31, 2008, companies connected to Mr. Sarbu had an outstanding balance due to us of $8.6 million. At December 31, 2008, companies related to Mr. Sarbu had an outstanding balance due to them of $1.7 million.

On April 17, 2008, we acquired certain radio broadcasting assets of Compania de Radio Pro s.r.l. (“Radio Pro”), which owns the two leading radio channels in Romania. Radio Pro is a 100% subsidiary of Media Pro, in which we hold an 8.7% interest and Mr. Sarbu holds the remaining interest.  The purchase price, based on an independent valuation, was RON 47.2 million (approximately $20.6 million), of which Mr. Sarbu’s economic interest represents RON 43.1 million (approximately $18.8 million).

Igor Kolomoisky

On October 30, 2007, we entered into a purchase agreement (the “October Agreement”) with Igor Kolomoisky, a member of our Board of Directors, in order to allow us to acquire a 21.665% interest in each of International Media Services Ltd. and Innova Film GmbH and a 15.164% interest in Studio 1+1 LLC (in each of which we held a 60.0% interest at the time of the October Agreement) (collectively, the “Optioned Interests”).  Under the terms of the purchase agreement, we agreed to acquire 100.0% of Torcensta Holding Ltd. ("Torcensta") from Mr. Kolomoisky following its becoming the owner of the Optioned Interests and the satisfaction of other conditions to closing for consideration equal to the lesser of (i) $140 million and (ii) 4% of the number of outstanding shares of our Class A Common Stock at the time Torcensta has acquired all of the Optioned Interests (using a weighted average trading price), provided, that in the event the lesser amount is $140 million, Mr. Kolomoisky had the option of receiving his consideration in cash or shares of our Class A Common Stock (using the weighted average trading price).

On January 31, 2008, we entered into an assignment agreement with Mr. Kolomoisky pursuant to which Mr. Kolomoisky assigned his right to acquire the Optioned Interests to us for the consideration described above. The transaction was completed on June 30, 2008, at which time $140.0 million was paid to Mr. Kolomoisky and the October Agreement was terminated. For additional information, please see Note 3 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 accompanying this proxy statement.

Between January 14, 2009 and February 10, 2009, we entered into a series of transactions pursuant to which we acquired from our minority partners in Ukraine 100.0% of the Kino channel and sold them our interest in the Citi channel. In connection with these transactions, we paid net consideration of $2.5 million to Glavred-Media LLC, which owned interests in the entities that held broadcasting licenses for Kino. Mr. Kolomoisky indirectly holds a 50% interest in Glavred-Media LLC. Mr. Kolomoisky's interest in the transactions was approximately $1.3 million. For additional information, please see Note 22 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 accompanying this proxy statement.

AUDIT COMMITTEE REPORT

To Our Shareholders:

We have reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2008.

We have discussed with Deloitte LLP, our independent registered public accounting firm, the matters required to be discussed by the Statements on Auditing Standards No. 61, Statements on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance.

We have also received the written disclosures and the letter from Deloitte LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with Deloitte LLP its independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission.

Submitted by:

Alfred W. Langer
Charles R. Frank, Jr.
Ann mather

Members of the Audit Committee

PROPOSAL 2
THE ISSUANCE AND SALE OF SHARES OF CLASS A AND
 CLASS B COMMON STOCK TO TW MEDIA HOLDINGS LLC

Overview

We are seeking shareholder approval of a private placement of shares of our Class A Common Stock, par value $0.08 per share, and Class B Common Stock, par value $0.08 per share, pursuant to the subscription agreement dated March 22, 2009 between us and TW Media Holdings LLC (“TW Media Holdings”), a subsidiary of Time Warner Inc. (“Time Warner”).  Under the subscription agreement, we have agreed to issue to TW Media Holdings, or its designee, 14.5 million shares of Class A Common Stock at a price of $12.00 per share and 4.5 million shares of Class B Common Stock at a price of $15.00 per share (collectively, the “Shares”), for an aggregate purchase price of $241.5 million.  Shares of Class A Common Stock are entitled to one vote per share and shares of Class B Common Stock are entitled to ten votes per share.  The issuance of the Shares is subject to the approval of our shareholders under Nasdaq Marketplace rules. Accordingly, we are seeking a vote of the shareholders in favor of the issuance of the Shares to TW Media Holdings.  Ronald S. Lauder, our non-executive Chairman of the Board of Directors, has agreed with TW Media Holdings to vote the shares he beneficially owns in favor of the transaction.  It may also be necessary to obtain certain regulatory approvals in the territories in which we operate prior to closing.  We plan to use the proceeds from the sales of the Shares for general corporate purposes.

As of April 20, 2009, we had 36,024,273 shares of Class A Common Stock and 6,312,839 shares of Class B Common Stock outstanding.  As the beneficial owner of the all of the shares of Class B Common Stock and 60,000 shares of Class A Common Stock, Mr. Lauder currently controls 63.7% of the voting power of our shares. As a result of a voting agreement that Mr. Lauder, RSL Savannah LLC, a company wholly owned by Mr. Lauder (“RSL Savannah”), TW Media Holdings and we will enter into at the closing of the sale of the Shares, Mr. Lauder will control 77.3% of the voting power of our shares upon closing.  The calculations of voting power set forth in this Proposal 2 reflect shares currently outstanding and does not give effect to any exercisable options.

At the closing of the sale of the Shares, we will enter into:

•	a registration rights agreement with TW Media Holdings;

•	an irrevocable voting deed and corporate representative appointment with Mr. Lauder, RSL Savannah and TW Media Holdings, referred to herein as the voting agreement; and

•	an investor rights agreement with TW Media Holdings, Mr. Lauder and RSL Savannah, RSL Investments LLC and RSL Investments Corporation, each a company wholly owned by Mr. Lauder.

The terms of the transaction agreements are more fully described below under “Summary of Terms of Agreements.”

Background of the Proposed Transaction.

Our Board of Directors and management regularly evaluate our liquidity and capital resources.  Beginning in May 2008, our Board of Directors and management began to consider financing options designed to provide us with financial flexibility and additional liquidity.  These options included pursuing a private investment by one or more strategic investors or current shareholders, by issuing debt in a public or private offering or by accessing the public equity capital markets.

In June 2008, the Board of Directors established a special financing committee of disinterested, independent directors consisting of Messrs. Granath, Frank and Langer, and charged the committee with the authority to evaluate potential financing options and to make a recommendation to the Board with respect to a transaction.  Over the course of the process, the committee retained advisors to assist with its evaluation, including Dewey & LeBoeuf LLP as legal counsel, Conyers, Dill & Pearman as special Bermuda law counsel and Lehman Brothers Europe Limited, who were later replaced by J.P. Morgan plc, as financial advisor.

Since its inception, the committee has reviewed a number of different potential transactions.  Beginning in June 2008, the committee considered a transaction involving a large investment by a current minority shareholder in shares of our Class A Common Stock and shares of our Class B Common Stock.  In July 2008, the committee began to review a proposed investment by Time Warner in shares of our Class A Common Stock and Class B Common Stock.  Both proposed transactions contemplated that Mr. Lauder would agree to certain terms, including entry into a voting agreement, an investor rights agreement and a partnership agreement with respect to a portion of the shares to be issued.  Accordingly, Mr. Lauder was considered to have an interest in the proposed transactions.  Mr. Zinterhofer, who serves on our Board of Directors, was considered to be interested in the proposed transactions due to his family relationship with Mr. Lauder.  In addition, the committee considered Messrs. Stahl and Ehmer, who are also members of the Board of Directors, to be interested because of expressions of interest that had been made by Apax Partners at various times to provide capital to the Company.

During the last quarter of 2008, discussions with regard to the proposed transactions were placed on hold as the global economic crisis and disruption in the financial markets triggered a sharp decline in our share price.  This volatility created uncertainty about our capital requirements and made a placement of our shares difficult to execute.

In December 2008, the Board of Directors and management determined that the disruption in the financial markets would not correct in the near term, and it would be prudent to address the Company's liquidity requirements to prevent them from becoming acute.  In January 2009, management and the committee recommenced discussions with Time Warner regarding a potential private placement, and the committee met nine times following the recommencement of these discussions.  The committee reviewed the Company's liquidity and capital requirements, evaluated the terms of the proposed Time Warner transaction and considered alternative transactions.

On March 17, 2009, the committee met to consider the terms of a proposed transaction with Time Warner, which included the purchase of 6.0 million shares of Class A Common Stock and 4.0 million shares of Class B Common Stock by Time Warner and 6.0 million shares of Class A Common Stock and 4.0 million shares of Class B Common Stock by a limited liability company to be formed and managed by Time Warner with Mr. Lauder as a member at a purchase price of $10.00 per share.  In conjunction with that meeting, two of our minority shareholders expressed interest in the Company undertaking a rights offering in which each shareholder of the Company (holders of both shares of Class A Common Stock and Class B Common Stock) would be offered the right to subscribe for its pro rata portion of 22.2 million new shares of Class A Common Stock at a price of $9.00 per share. The two minority shareholders indicated that they would be prepared to "backstop" the rights offering and acquire up to the entire 22.2 million new shares of Class A Common Stock in the event any rights would not be exercised by shareholders.  The committee directed Time Warner and the shareholders to present their best and final offers at the special committee meeting on the following day.

On March 18, 2009, Time Warner proposed a revised transaction that contemplated the purchase by Time Warner of 14.5 million shares of Class A Common Stock at a purchase price of $12.00 per share and 4.5 million shares of Class B Common Stock at a purchase price of $15.00 per share, subject to the approval of the Time Warner Board of Directors.  The minority shareholders reaffirmed the offer presented to the committee on March 17, 2009.  On March 20, 2009, the minority shareholders submitted a revised offer and proposed a rights offering of 21.5 million shares of Class A Common Stock at a purchase price of $10.00 per share in which the minority shareholders were prepared to backstop the rights offering and acquire up to the entire 21.5 million new shares of Class A Common Stock in the event any rights would not be exercised by shareholders.  In addition, this revised offer included a proposed loan by the minority shareholders secured on a pari passu basis with existing lenders to the Company in the amount of Czech koruna 1.0 billion (approximately $50 million as of March 20, 2009).

On March 22, 2009, after Time Warner's Board of Directors approved its proposed transaction, the committee and each of the other independent, disinterested directors met to consider the offers from Time Warner and the minority shareholders.  Also present by invitation were representatives of the Company's management, J.P. Morgan, Dewey & LeBoeuf and Conyers, Dill & Pearman.  At the meeting, a representative of J.P. Morgan reviewed with the committee the J.P. Morgan financial analysis of the proposed Time Warner transaction and compared the Time Warner offer with the revised offer from the minority shareholders.  A representative of J.P. Morgan then rendered its oral opinion, subsequently confirmed in writing to the committee and, at the request of the committee, to the Board of Directors, that, as of such date and on the basis of and subject to the various factors, assumptions and limitations set forth in such written opinion, the consideration to be paid to the Company in the proposed issuance and sale of Shares to TW Media Holdings ($241.5 million) was fair, from a financial point of view, to the Company.  A summary of the J.P. Morgan opinion is set forth below, and a copy of the opinion is attached as Exhibit A.

Following further discussion among the members of the committee, the committee recommended the Time Warner transaction to the independent, disinterested directors of the Company.  By unanimous action, all independent, disinterested directors approved the transaction and authorized the execution, delivery and performance of the transaction documents and resolved to recommend to the shareholders of the Company that they approve the issuance of the Shares and the other transactions contemplated by the transaction agreements.  Following the meeting of the independent, disinterested directors of the Company, the parties executed and delivered certain definitive agreements relating to the Time Warner transaction.

Summary of the J.P. Morgan Opinion

As discussed above, the committee retained J.P. Morgan as financial advisor in connection with its evaluation of certain financing options, including the proposed transaction, and for the purpose of rendering to the committee an opinion as to the fairness, from a financial point of view, of the consideration ($241.5 million) to be received by the Company from TW Media Holdings in respect of the issuance and sale of the Shares.  The full text of the written opinion of J.P. Morgan, dated March 22, 2009, which sets forth, among other things, the assumptions made, procedures and instructions followed, matters considered and limitations on the opinion and scope of review undertaken by J.P. Morgan in rendering its opinion, is attached as Exhibit A hereto.  The summary of J.P. Morgan’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Shareholders should read this opinion carefully and in its entirety. J.P. Morgan’s opinion is directed to the committee and, at the request of the committee, to the Board of Directors of the Company, addresses only the fairness, from a financial point of view, to the Company of the consideration to be paid to the Company in the proposed transaction, and does not address any other aspect of the transaction. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the committee in connection with its consideration of the proposed transaction.  The opinion of J.P. Morgan does not constitute a recommendation as to how any shareholder should vote with respect to the proposed transaction.  In addition, the J.P. Morgan opinion does not in any manner address the price at which any security of the Company, including shares of Class A Common Stock and Class B Common Stock, will trade upon issue or at any future time.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed drafts dated March 20, 2009 of the subscription agreement, the registration rights agreement, the voting agreement and the investor rights agreement;

•	reviewed a draft dated March 22, 2009 of the letter agreement among Mr. Lauder, RSL Savannah and the Company;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•
compared the proposed financial terms of the transaction with the publicly available financial terms of certain precedent minority investment transactions that J.P. Morgan deemed relevant, including the consideration paid in such transactions;

•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies that J.P. Morgan deemed relevant and reviewed the current and historical market prices of the shares of Class A Common Stock of the Company and certain publicly traded shares of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by, or at the direction of, the management of the Company; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of management of the Company with respect to certain aspects of the transaction, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company (including the potential pro forma impact of the transaction on the Company) and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness.  In addition, J.P. Morgan relied upon the assessment of management of the Company as to the Company’s financing requirements, the availability of alternative financing and the potential effects on the Company and its business of a failure to obtain additional capital in the near term, including the view of management of the Company that, in the absence of a significant capital raising transaction, there would be a risk that the Company would experience constraints on its capital and liquidity positions.  J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or TW Media Holdings under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based.  The Company acknowledged and endorsed the assumptions, forecasts and projections used by J.P. Morgan in performing its analysis for purposes of giving the J.P. Morgan opinion.  J.P. Morgan also assumed that the proposed transaction and the other transactions contemplated by the transaction agreements will be consummated as described in the transaction agreements, and that the definitive transaction agreements would not differ in any material respects from the drafts thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company, TW Media Holdings and Mr. Lauder and certain affiliates in the transaction agreements and the related agreements are true and correct in all respects material to its analysis and that the Company will have no exposure under any indemnification obligations contained in the transaction agreements in any amount material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by the Company or its advisors with respect to such issues.  The Company instructed J.P. Morgan in performing its analysis and rendering its opinion to assume that (i) the proposed transaction would not constitute, or result in, a change in control of the Company under applicable law or any constituent document or securities of the Company and (ii) the proposed transaction, including any transfer of voting rights to RSL Savannah pursuant to the voting agreement, would not enhance the control position of Mr. Lauder in any material respect.  J.P. Morgan further assumed that all material governmental, regulatory or other consents, authorizations and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the transaction in any respect material to J.P. Morgan’s analysis.

The J.P. Morgan opinion is necessarily based on economic, market, regulatory and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. Subsequent developments may affect the J.P. Morgan opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, to the Company of the consideration to be paid to the Company in the proposed transaction. J.P. Morgan has expressed no opinion as to the fairness of the transaction to any person or entity, or as to the fairness of any consideration to be received by the holders of any class of securities, creditors or other constituencies of the Company (including Mr. Lauder and certain of his affiliates), or as to the underlying decision by the Company to engage in the transaction or as to the relative merits of the transaction as compared to any alternative business strategies that might have existed for the Company or any other party or the effect of any other transaction in which the Company or any other party might have engaged or as to any other term, agreement or provision of the transaction. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the transaction, or any class of such persons relative to the consideration to be received by the Company in the transaction or with respect to the fairness of any such compensation. J.P. Morgan has also expressed no opinion as to the price at which any security of the Company, including the shares of Class A Common Stock and shares of Class B Common Stock of the Company, will trade upon issue or at any future time.

As a part of its investment banking business, J.P. Morgan and its affiliates are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with the Company to advise the committee in connection with the transaction and to deliver a fairness opinion to the committee addressing the fairness, from a financial point of view, of the consideration to be paid to the Company in the proposed transaction as of the date of such opinion.

For services rendered in connection with the transaction (including the delivery of its opinion), the Company has agreed to pay J.P. Morgan $3.0 million, a portion of which became payable upon the rendering of the J.P. Morgan opinion and the balance of which is dependent upon consummation of the transaction, and an additional fee of up to $1.0 million, which is dependent upon ultimate future agreement between J.P. Morgan and the Company. In addition, the Company has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

J.P. Morgan and its affiliates have performed in the past, and may continue to perform, certain services for the Company, Time Warner and their respective affiliates, all for customary compensation or other financial benefits including, during the last two years, (a) acting as joint-lead and book-running managers in connection with the Company’s offering of Senior Floating Rate Notes in May 2007 and as joint-lead and book-running managers in connection with the Company’s offering of Senior Convertible Notes in March 2008 and (b) subsequent to the date of the J.P. Morgan opinion, being selected to act as joint-book running managers in connection with a proposed public offering of debt securities by an affiliate of Time Warner. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company or Time Warner for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Nasdaq Shareholder Approval Requirement

We are seeking shareholder approval of the issuance and sale of shares of Class A Common Stock and Class B Common Stock to TW Media Holdings in accordance with the Nasdaq Marketplace rules.

Nasdaq Marketplace Rule 4350(i)(1)(D) requires shareholder approval of the issuance of common stock equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock.  Because we have agreed to issue more than 20% of our shares to TW Media Holdings at a price that is lower than the book value of the shares, we are seeking shareholder approval pursuant to Rule 4350(i)(1)(D).

In addition, Nasdaq Marketplace Rule 4350(i)(1)(B) generally requires shareholder approval of the issuance of securities to an investor or group of investors that would result in a “change of control” as defined by Nasdaq.  Nasdaq generally characterizes a transaction whereby an investor or group of investors acquires, or obtains the right to acquire, 20% of more of the voting power of an issuer on a post-transaction basis as a “change of control” for purposes of Rule 4350(i)(1)(B).  Because TW Media Holdings would, absent the voting agreement, own in excess of 20% of the voting power of our common stock if the Shares are issued and sold to TW Media Holdings as contemplated by the subscription agreement, for the avoidance of doubt we are also seeking shareholder approval under Rule 4350(i)(1)(B). Notwithstanding the Nasdaq interpretation of Rule 4350(i)(1)(B), we do not consider the issuance and sale of  the Shares to TW Media Holdings to be an actual change of control.

Interest of Certain Persons in Matters to be Acted Upon

Ronald S. Lauder, our non-executive Chairman of the Board of Directors and the beneficial owner of 63.7% of voting power as of April 20, 2009, will receive, pursuant to the voting agreement and subject to certain exceptions described below, the right to vote all shares issued to TW Media Holdings during the term of the agreement.  See “Summary of Terms of Agreements” for a discussion of these rights.  We will enter into the voting agreement with TW Media Holdings and RSL Savannah (a company wholly owned by Mr. Lauder) in order to preclude the possibility of a “change in control” or “fundamental change” under our debt indentures and loan agreements.  Assuming approval of the proposal and consummation of the transaction, upon the issuance of the Shares to TW Media Holdings, Mr. Lauder will hold 77.3% of the voting power of our shares.  In addition, on March 22, 2009, Mr. Lauder entered into a letter agreement with TW Media Holdings pursuant to which Mr. Lauder agreed, among other things, to vote his shares in favor of this transaction.

In order to induce Mr. Lauder to enter into the voting agreement and the investor rights agreement, we have entered into a letter agreement with Mr. Lauder and RSL Savannah.  The terms of the letter agreement are described below under “Summary of Terms of Agreements.”

Summary of Terms of Agreements

The following is a summary of material terms and provisions of the transaction agreements relating to the private placement.  The following summaries do not purport to be complete descriptions of all of the terms of such agreements.  You are urged to read each agreement in its entirety.  You can find the subscription agreement, the form of voting agreement, the form of investor rights agreement, the form of registration rights agreement, the letter agreement among Mr. Lauder, RSL Savannah and us and the letter agreement between Mr. Lauder and TW Media Holdings in the Schedule 13D filed by Mr. Lauder on March 26, 2009.

Subscription Agreement

Pursuant to the subscription agreement, we have agreed to issue to TW Media Holdings, or its designee, 14.5 million shares of Class A Common Stock at a price of $12.00 per share and 4.5 million shares of Class B Common Stock at a price of $15.00 per share, for an aggregate purchase price of $241.5 million.

The subscription agreement contains representations and warranties by the Company relating to, among other things, corporate organization, capitalization, due authorization of the subscription agreement and other transaction agreements, filings with the SEC, including the financial statements included therein, compliance with laws, third party approval rights, the listing of the shares of Class A Common Stock on the NASDAQ Global Select Market and delivery of an opinion from J.P. Morgan plc to the Board of Directors that the purchase price is fair, from a financial point of view, to the Company.  The subscription agreement also contains representations and warranties by TW Media Holdings relating to, among other things, its status as an accredited investor.

Until the closing date, we have agreed, among other things, to conduct business in the ordinary course, refrain from selling or offering any security that could be integrated into the sale of the Shares that could require the registration of the Shares under the Securities Act of 1933, use reasonable best efforts to obtain any required consents and approvals and to refrain from taking any actions that would require the consent of TW Media Holdings under the investor rights agreement, as described below.

The closing of the transaction depends upon the satisfaction or waiver of a number of conditions, including, among other things, approval of this proposal by our shareholders, the absence of any material adverse change with respect to the Company, the appointment of one person designated by TW Media Holdings, or its designee, to our Board of Directors and a second person designated by TW Media Holdings, or its designee, to be granted non-voting observer rights at meetings of our Board of Directors.

We and TW Media Holdings have the right to terminate the subscription agreement if closing has not occurred by December 31, 2009, if any governmental entity has issued an injunction prohibiting the consummation of any of the transactions contemplated by the subscription agreement, if the non-terminating party materially breaches the terms of the subscription agreement or by mutual written consent.

Voting Agreement

Pursuant to the voting agreement and as a condition of the issuance of the Shares, TW Media Holdings will appoint, with effect from the closing date, RSL Savannah as the holder of the voting rights of the Shares, with the power to appoint proxies or a corporate representative to vote the Shares. TW Media Holdings will grant RSL Savannah the right to vote any other shares of Class A Common Stock or Class B Common Stock acquired during the term of the voting agreement.  Notwithstanding the foregoing, TW Media Holdings reserves the right to vote 7.25 million shares of Class A Common Stock, any other shares of Class A Common Stock TW Media Holdings acquires after the closing and 2.25 million shares of Class B Common Stock to be issued pursuant to the subscription agreement in any transaction that would result in a change of control of the Company, subject to the undertakings of TW Media Holdings described below under “Investor Rights Agreement - Change of Control”.

Except as provided in the next sentence, the voting agreement will expire on the later of the four year anniversary of the closing date and the date on which there are no more shares of Class B Common Stock outstanding. Notwithstanding the foregoing, the voting agreement will not terminate prior to (a) the latest maturity date (or early repayment date) of (i) the Euro 245 million 8.25% senior notes due 2012, (ii) the $475 million 3.5% convertible notes due 2013, (iii) the Euro 150 million senior floating rate notes due 2014, or (iv) the Euro 150 million revolving loan with European Bank for Reconstruction and Development that matures in 2012 or, if earlier, (b) the date on which the ownership of shares of Class A Common Stock and Class B Common Stock by TW Media Holdings and any of its permitted transferees (referred to herein as the “TW investors”) would not result in certain specified defaults under either the senior notes, the convertible notes or the loan described above.  Our shares of Class B Common Stock automatically convert to shares of Class A Common Stock on a one-for-one basis when the number of shares of Class B Common Stock is less than 10% of the total outstanding shares of the Company.

Investor Rights Agreement

The investor rights agreement will be executed by TW Media Holdings, or its designee, Mr. Lauder, RSL Savannah, RSL Investments LLC, RSL Investment Corporation and us at closing.  The investor rights agreement establishes certain restrictions on transfers by the TW investors of the Shares and by Mr. Lauder on the shares of Class A Common Stock and Class B Common Stock beneficially owned by Mr. Lauder, RSL Savannah, RSL Investments LLC, RSL Investments Corporation and permitted transferees (collectively referred to herein as the “RSL investors”).  The investor rights agreement also requires the conversion of certain shares of Class B Common Stock owned by the TW investors under specified circumstances, establishes a standstill in respect of ownership of our equity securities by the TW investors and regulates the conduct of the TW investors and the RSL investors in respect of transactions that may result in a change of control of the Company.

Rights of First Offer; Tag Along Rights.  Under the investor rights agreement, each of the RSL investors and the TW investors have granted each other rights of first offer in respect of the transfer of shares of Class A Common Stock or Class B Common Stock owned by the other as well as tag along rights other than in respect of certain permitted transfers, transfers in connection with a change of control and certain de minimis transfers to unaffiliated third parties.  Pursuant to the terms of the voting agreement, the TW investors will cause any shares of Class A Common Stock or Class B Common Stock transferred by any RSL investor to a TW investor to be subject to the voting agreement.

Conversion of Class B Shares.  Immediately prior to the termination of the voting agreement, 2.25 million shares of Class B Common Stock issued to TW Media Holdings pursuant to the subscription agreement and any shares of Class B Common Stock acquired by any TW investor from an RSL investor pursuant to the investor rights agreement will automatically convert to shares of Class A Common Stock. Following the termination of the voting agreement, any shares of Class B Common Stock transferred to a TW investor by an RSL investor will be converted into shares of Class A Common Stock prior, and as a condition, to such transfer.

Change of Control.  The TW investors will undertake that prior to the three year anniversary of the closing date, they will not engage in any discussions regarding a transaction that will result in a change of control of the Company without the consent of the RSL investors.  Thereafter until the four year anniversary of the closing date, the TW investors will inform us and the RSL investors of any discussions that the TW investors enter into in respect of a transaction that would result in a change of control.  Prior to the four year anniversary of the closing date, we and the RSL investors will undertake on a good faith basis to consult with the TW investors in respect of any discussions or arrangements in connection with a change of control transaction by the RSL investors or their affiliates and to provide the TW investors with thirty days notice of the initiation of a sales process or negotiations in respect of a change of control of the Company.

In the event our Board of Directors determines to approve or recommend to our shareholders an offer or proposal in respect of a change of control transaction of the Company and the TW investors own at least 25% of the Shares at such time, the TW investors will have the right for a period of ten days from notice of such offer or proposal to make an alternative offer or proposal for a change of control transaction. If an alternative offer or proposal from the TW investors is more favorable to the Company’s shareholders from a financial point of view, the Board of Directors will approve and recommend to the Company’s shareholders such alternate proposal and the RSL investors will accept such alternate proposal; provided, that the Board of Directors will not be obliged to recommend such alternate proposal from the TW investors if it has received a subsequent proposal that is more favorable to the Company’s shareholders than the alternative proposal from Time Warner from a financial point of view.  If the TW investors do not make an offer or proposal that is more favorable to the Company’s shareholders from a financial point of view than any alternate offer made by a third party, the TW investors will accept such change of control transaction within the time period required.

Limitation on Ownership.  The TW investors agree that prior to the termination of the voting agreement no TW investor will, on its own or as part of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934), acquire aggregate voting power of our shares that exceeds 49.9% from time to time without the prior written consent of our Board of Directors.  This standstill provision will not prevent the TW investors from acquiring, or proposing to acquire, our equity securities in a transaction approved by our Board of Directors by which the TW investors acquire a controlling interest in the Company.

Preemptive Rights.  Subject to certain exceptions, we will grant the TW investors preemptive rights in the event of future offerings of our equity securities in order to allow the TW investors to preserve their pro rata economic interest.

Board Rights.  The RSL investors will agree to use their best efforts to vote their equity securities in favor of election to our Board of Directors two persons designated by the TW investors for so long as the TW investors own more than 50% of the Shares and one person designated by the TW investors for so long as the TW investors own at least 25% (but 50% or less) of the Shares.

Limitations on Issuances of Super-Voting Stock.  For so long as the TW investors own at least 25% of the Shares, we will agree that we will not, without the consent of the TW investors, authorize an increase in the number of shares of Class B Common Stock, issue any shares of Class B Common Stock, or issue any securities with voting rights superior to those of the shares of Class A Common Stock, or securities convertible into the same. For so long as the RSL investors own at least 25% of certain equity securities owned by them as of the closing date, we will not, without the consent of RSL Savannah, authorize an increase in the number of shares of Class B Common Stock, issue any shares of Class B Common Stock, or issue any securities with voting rights superior to those of the shares of Class A Common Stock or securities convertible into the same.

Registration Rights Agreement

Under the registration rights agreement, the TW investors will receive the right to make up to two demand registrations in any consecutive twelve-month period (subject to requesting a minimum amount of equity securities to be registered), the right to request a shelf registration and piggyback registration rights (subject to customary cutbacks).  We will also be obligated to use our commercially reasonable efforts to file a shelf registration statement with respect to the equity securities to be registered, upon the request of the TW investors.

Letter Agreement among Mr. Lauder, RSL Savannah and the Company

To induce Mr. Lauder to enter into the voting agreement and investor rights agreement,  Mr. Lauder and RSL Savannah entered into a letter agreement with us dated March 22, 2009, pursuant to which, among other things, we agreed to indemnify Mr. Lauder, RSL Savannah and their respective affiliates from any and all losses, liabilities and expenses arising from a breach by us of our representations, warranties and covenants in the transaction agreements or arising from any action, claim or suit relating to the transaction agreements or the transaction.

Letter Agreement between Mr. Lauder and TW Media Holdings

Pursuant to the letter agreement dated March 22, 2009 between Mr. Lauder and TW Media Holdings, Mr. Lauder agreed, among other things, to cause RSL Investment LLC, as the general partner of CME Holdco L.P., to cause the dissolution and winding up of CME Holdco and termination of the amended and restated limited partnership agreement of CME Holdco as of September 1, 2009 (or, at the sole discretion of RSL Investment LLC, on any earlier date permitted pursuant to the amended and restated limited partnership agreement of CME Holdco).  In addition, Mr. Lauder agreed to vote and cause his affiliates to vote in favor of the issuance by the Company of the Shares and approval of the terms of the transaction agreements.

Use of Proceeds from Transaction

We expect to use the proceeds from the sale of the Shares to TW Media Holdings for general corporate purposes.

Effect on Outstanding Common Stock

The issuance and sale of the Shares to TW Media Holdings, or its designee, upon closing will have a dilutive effect on the earnings per share and on each shareholder’s percentage voting power.

The issuance and sale of the Shares to TW Media Holdings upon closing would, during the term of the voting agreement, increase the percentage of Mr. Lauder’s voting power to 77.3%.

Upon termination of the voting agreement, assuming no acquisitions or dispositions of our shares prior to such time, TW Media Holdings would hold 16.75 million shares of Class A Common Stock and 2.25 million shares of Class B Common Stock.  As of April 20, 2009, giving pro forma effect to the sale of the Shares, assuming the conversion of 2.25 million shares of Class B Common Stock to shares of Class A Common Stock, and notwithstanding the voting agreement, TW Media Holdings would have 28.36% of the voting power of our shares (or 30.98% of the voting power after giving pro forma effect to the dissolution of the CME Holdco partnership and the automatic conversion of outstanding shares of Class B Common Stock into shares of Class A Common Stock on a one-for-one basis, on the basis that the number of shares of Class B Common Stock would be less than 10% of the total outstanding shares of the Company).

Assuming that upon termination of the voting agreement TW Media Holdings has retained ownership of the Shares, TW Media Holdings will have significant influence over corporate actions requiring shareholder approval, such as the election of directors, amendment of charter documents and the approval of merger or significant asset sale transactions.

Consequences if Shareholder Approval is Not Obtained

Mr. Lauder, who holds 63.7% of the voting power of our shares, has agreed with TW Media Holdings to vote for this proposal.  If shareholder approval as described in this proxy statement is not obtained, we will not be able to complete the transaction as contemplated by the subscription agreement because doing so would not be in compliance with the Nasdaq Marketplace Rules, and such non-compliance could result in the delisting of our shares of Class A Common Stock from the NASDAQ Global Select Market.  In addition, shareholder approval is one of the conditions to both our and TW Media Holdings’ obligations to consummate the closing under the subscription agreement.

Accordingly, we would be required to seek alternative sources of capital to improve liquidity, reduce leverage or for other corporate purposes, which may not be available to us on commercially reasonable terms, if at all.

Even if shareholder approval of the issuance and sale of the Shares is obtained, there is no assurance that such issuance and sale will actually take place.  The subscription agreement contains certain closing conditions which we and TW Media Holdings must meet before the parties are obligated to consummate the closing.  There can be no assurance that the parties will meet all of these closing conditions or that the parties will otherwise be able to consummate the closing.

No Appraisal Rights

Pursuant to Bermuda law, holders of shares of our Common Stock are not entitled to appraisal rights with respect to the proposal.

Vote Required; Recommendation

The approval of the issuance of the Shares to TW Media Holdings or its designee requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the meeting, provided that a quorum is present.  Mr. Lauder, who holds 63.7% of the voting power of our shares, has agreed with TW Media Holdings to vote for this proposal.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the issuance and sale of 14.5 million shares of Class A Common Stock and 4.5 million shares of Class B Common Stock to TW Media Holdings or its designee.

THE INDEPENDENT, DISINTERESTED DIRECTORS, ON BEHALF OF THE BOARD OF DIRECTORS, UNANIMOUSLY RECOMMEND A VOTE IN FAVOR OF THE ISSUANCE AND SALE OF 14.5 MILLION SHARES OF CLASS A COMMON STOCK AND 4.5 MILLION SHARES OF CLASS B COMMON STOCK TO TW MEDIA HOLDINGS LLC OR ITS DESIGNEE.

PROPOSAL 3

AMENDMENTS TO THE STOCK INCENTIVE PLAN

The Board of Directors adopted on March 18, 2009, subject to approval by shareholders, amendments to the Stock Incentive Plan (the “2009 Amended Plan”). A copy of the 2009 Amended Plan, with changes from the Stock Incentive Plan in bold text, is included as Exhibit B to this proxy statement.

The 2009 Amended Plan

The Stock Incentive Plan was adopted originally adopted in 1995 as the Central European Media Enterprises Ltd. 1995 Stock Option Plan, amended several times thereafter, and further amended and restated by resolution of the Board on April 11, 2005 and approved by a majority of the votes cast by the Company’s shareholders at the Company's annual general meeting of shareholders on June 2, 2005. The Stock Incentive Plan was further amended by resolution of the Board on April 25, 2007.

The 2009 Amended Plan will allow the Company, under the direction of the Compensation Committee, to make broad-based grants of non-incentive stock options, restricted stock awards and restricted stock units to employees and non-employee directors. The purpose of these stock awards is to attract and retain talented employees and non-employee directors, further align their interests with those of our stockholders and to continue to link employee compensation with the Company's performance.

The 2009 Amended Plan increases the number of shares of Class A Common Stock authorized for issuance thereunder by 1,500,000 to 6,000,000. If shareholders approve the 2009 Amended Plan, 1,821,689 shares of Class A Common Stock and 250,000 shares of Class B Common Stock will be available for grants of awards by the Compensation Committee (including 321,689 shares of Class A Common Stock and 250,000 shares of Class B Common Stock that remain available for grant under the Stock Incentive Plan as currently in effect on April [20], 2009), provided, that the combined total number of shares of Class A and Class B Common Stock granted pursuant to the 2009 Amended Plan shall not exceed 6,000,000 shares of Common Stock. Any shares that are not delivered because an award expires, is forfeited, cancelled, otherwise terminated, or are not delivered because such shares are used to pay the Company for tax withholding obligations, shall be deemed not to have been delivered in determining the number of shares available under the 2009 Amended Plan and may be subject to further grants of awards. Shares used to pay the Company for tax withholding obligations shall be valued at their fair market value on the applicable date.

All employees of the Company and certain of its subsidiaries and non-employee directors of the Company are eligible to receive awards under the 2009 Amended Plan if the 2009 Amended Plan is administered in a manner similar to the Stock Incentive Plan. The Compensation Committee will determine which individuals will participate in the 2009 Amended Plan. In practice, approximately ninety employees and ten non-employee directors receive awards in any given year. The Company’s ability to grant incentive stock options terminated following the ten-year anniversary of the initial adoption of the Stock Incentive Plan.

Vesting and Exercise of Stock Options

The exercise price of stock options granted may not be less than the fair market value (generally, the closing price of the Company’s shares on the day of grant) of the shares of Class A Common Stock on the date of grant. The term of these awards is determined by the Compensation Committee but may not be longer than 10 years. The Committee will determine at the time of grant when each such award becomes vested or exercisable. Vesting is accelerated on a change in control as defined in Section 409A of the Internal Revenue Code of 1986, as currently in effect (the “Code”).

Vesting of Restricted Stock Awards and Restricted Stock Unit Awards

The Committee may make a grant, issuance, retention or vesting of restricted stock awards and restricted stock unit awards contingent upon continued employment with the Company, the passage of time, or such performance criteria and the level of achievement against such criteria.  The vesting schedule shall be set by the Committee at the time of grant and shall not exceed ten years.  Awards of restricted stock units may be settled in shares of Class A Common Stock or cash, as determined by the Compensation Committee (based on the fair market value of such restricted stock unit as determined by reference to the fair market value of a share of Class A Common Stock on the date the restricted stock unit has vested). Vesting of restricted stock awards and vesting and exercisability of restricted stock units is accelerated on a change in control as defined in Section 409A of the Code. The Compensation Committee may structure the vesting schedule of an award so that there is a “substantial risk of forfeiture” or such award constitutes “short-term deferral” within the meaning of Section 409A of the Code, or the Compensation Committee may choose other terms and conditions such that the award will not constitute “short-term deferral” under Section 409A of the Code.

Performance criteria specified by the Compensation Committee in the award may include: (i) attainment of or growth in a specified level of earnings per share, (ii) price appreciation of shares of our common stock, (iii) attainment of or growth in a specified level of net income or net operating income, (iv) earnings before interest and taxes, (v) revenues, (vi) market share, (vii) cost reduction goals, (viii) return on equity, (ix) operating cash flow, (x) return on assets, (xi) the completion of certain corporate transactions or other strategic objectives, or (xii) a combination of the foregoing.

Amendments and Termination

Vested awards expire on the earlier of their stated expiration date or (i) one year after termination of employment, if such employment is terminated by reason of disability, death or retirement at or after age 65, or (ii) 90 days after termination of employment, if such employment is terminated by the Company or a subsidiary other than for cause or by the employee’s voluntary termination, provided, however, that the Board may in its discretion amend the period following termination during which an option may be exercised. In the event that employment is terminated for cause, awards which have not expired or otherwise been cancelled terminate immediately.

In the event of a stock split, combination of shares, share exchange or other combination or reclassification, the number of shares available for grant of awards and the number of shares for which any award is exercisable (as well as the exercise price) may be adjusted (or substituted).

The 2009 Amended Plan may be terminated by the Board of Directors of the Company or amended by the Board of Directors, subject to approval of the holders of a majority of shares of our common stock voting as a single class for material amendments.

2009 Amended Plan Benefits

The 2009 Amended Plan increases the award that may be granted annually to non-employee directors of the Company on the date of the Meeting and each annual general meeting thereafter from 5,000 to either (i) 10,000 non-incentive stock options or (ii) a combination of non-incentive stock options, restricted stock and restricted stock units whose aggregate value is equal to the value of 10,000 non-incentive stock options on the date of grant. Subject to that limitation on total value, the Compensation Committee has discretion to determine the components of the annual automatic grant. For purposes of determining the value of 10,000 non-incentive stock options, the Compensation Committee shall calculate a U.S. dollar amount using the methodology that is employed by the Company for valuing options in its most recent annual financial statements.  For purposes of determining the number of shares of any restricted stock or restricted stock units, the U.S. dollar amount allocated to such award shall be divided by the fair market value of a share of the Company’s Class A Common Stock on the date of grant.

The following table shows, in the aggregate, the number of non-incentive options that may be granted in 2009 to each of our 12 non-employee directors pursuant to the annual grant provisions for non-employee directors.

Name and Position	Number of Options
Non-employee director	10,000

It is not possible to determine either the value of a grant of 10,000 non-incentive stock options or, alternatively, the number of shares of restricted stock or the number of restricted stock units that the Compensation Committee could grant in lieu of such options as neither their value nor the fair market value of the Class A Common Stock of the Company can be determined until the date of grant.  Future awards under the 2009 Amended Plan to executive officers and employees, and any additional future awards to non-employee directors in addition to those granted annually pursuant to the grant formula, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above.

Stock Incentive Plan Awards

The amount of shares received by the indicated persons or groups under the Stock Incentive Plan since its inception are as follows:

Name	Number of Shares

Ronald S. Lauder	200,000
Frank Ehmer	-
Charles R. Frank, Jr.	70,000
Herbert A. Granath	70,000
Herbert Kloiber	16,000
Igor Kolomoisky	5,000
Alfred W. Langer	80,000
Bruce Maggin	54,000
Ann Mather	38,000
Duco Sickinghe	5,000
Christian Stahl	-
Eric Zinterhofer	38,000
Michael Garin	320,000
Adrian Sarbu	143,000
Wallace Macmillan	95,500
Marina Williams	72,500
Current Executive Officers as a Group	238,500
Current Directors who are not Executive Officers as a Group	576,000
All Employees (excluding current Executive Officers)	777,500

U.S. Tax Consequences

The following discussion of U.S. Federal income tax consequences is based on an analysis of the Code, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change.  These tax consequences apply to participants who are subject to U.S. federal income tax. No attempt is made to address any state and local, foreign or estate and gift tax consequences that may arise in connection with the grants described herein.

Stock option grants under the 2009 Amended Plan may be non-qualified stock options governed by Section 83 and 409A  of the Code or, if granted to employees prior to August 1, 2005, may be intended to qualify as incentive stock options under Section 422 of the Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option. The Company's practice has been to grant non-qualified stock options. Under current U.S. tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the fair market value of the common stock on the exercise date and the stock option exercise price. A participant will have no taxable income upon exercising an incentive stock option (except that alternative minimum tax may apply). However, during the participant’s lifetime, an option is treated as an incentive stock option only if the option is exercised no later than three months (one year, in the case of a disabled participant) after the date the participant’s employment with the Company terminates.

The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. Capital gain or loss on a subsequent sale or other disposition of the shares acquired upon exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis of the shares acquired upon the exercise of the non-qualified option will be equal to the sum of the exercise price of the option and the amount included in income with respect to the option.  In the case of an incentive stock option, capital gain or loss on a subsequent sale or other disposition of the shares (made after the requisite holding period is satisfied, in the case of a sale or disposition during the participant’s lifetime) will be measured by the difference between the amount realized on the disposition and the exercise price of the option. The requisite holding period of shares acquired by exercise of an incentive stock option is two years from the date of grant of the option and one year from the date of exercise of the option.  If the requisite holding period is not satisfied upon the sale or disposition, during the participant’s lifetime, of shares acquired by the exercise of an incentive stock option, the portion of any gain that is equal to the lesser of (a) the fair market value of the shares on the date of exercise minus the exercise price or (b) the amount realized on the sale or disposition minus the exercise price, will be treated as ordinary income, with any remaining gain being treated as capital gain.

Restricted stock awards and restricted stock units are governed by Section 83 and Section 409A of the Code. For restricted stock awards generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a "substantial risk of forfeiture" as defined in the Code (e.g., becomes vested or transferable). Income tax is paid on the value of the stock at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold. For restricted stock units, the award becomes taxable when payment is made or the shares are issued with respect to the restricted stock units in accordance with the payment schedule set forth in the relevant restricted stock unit agreement. In the case of restricted stock awards or restricted stock units settled in shares, income tax is paid on the fair market value of the stock when the shares are issued, and then at capital gain rates when the shares are sold.

We are not a U.S. taxpayer and therefore do not expect to be entitled to any business expense deductions with respect to the foregoing. However, our U.S. subsidiary may be entitled to such deductions, to the extent allowable under U.S. tax laws, on account of ordinary income recognized by its own employees with respect to any non-qualified stock options, restricted stock awards or restricted stock units granted to them.

Vote Required; Recommendation

The adoption of the 2009 Amended Plan requires a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present.  Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the adoption of the 2009 Amended Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE 2009 AMENDED PLAN.

PROPOSAL 4

SELECTION OF AUDITORS

At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Deloitte LLP (formerly Deloitte & Touche LLP) be appointed to serve as our independent registered public accounting firm for 2009.  In addition, the Board of Directors recommends to the shareholders that the shareholders authorize the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.

Representatives of Deloitte LLP will be invited to attend the Meeting in order to have an opportunity to make a statement if they so desire and be available to respond to appropriate questions from shareholders.

Audit Fees

Deloitte LLP’s audit fees for auditing our annual consolidated financial statements for the year ended December 31, 2008 and reviewing our interim financial statements included in our filings on Forms 10-Q were $2,841,000 (2007: $2,688,000).

Audit-Related Fees

Deloitte LLP’s audit-related fees for the year ended December 31, 2008 were $671,000 (2007: $218,000). Audit-related fees in 2008 were primarily incurred in respect of debt offerings and in respect of services provided in connection with accounting for our buyout of our former partners in our subsidiary Studio 1+1.  We also incurred fees in responding to an SEC comment letter and in advising on the accounting implications of the adoption of the Euro in our Slovak Republic operations. Audit-related fees in 2007 were incurred in respect of a debt financing as well as the interpretation of certain newly issued accounting standards.

Tax Fees

There were no tax fees paid to Deloitte LLP for the year ended December 31, 2008 or the year ended December 31, 2007.

All Other Fees

There were no other fees paid to Deloitte LLP for the year ended December 31, 2008 or the year ended December 31, 2007.

Policy on Pre-Approval of Services Provided by Deloitte LLP

The Audit Committee of the Board of Directors has considered whether the provision of the services in respect of Audit-Related Fees, Tax Fees and All Other Fees is compatible with maintaining Deloitte LLP’s independence prior to the incurrence of such Fees in accordance with the Charter of the Audit Committee.  All engagements of the auditors are approved in advance by the Audit Committee.  At the beginning of the fiscal year, management presents for approval by the Audit Committee a range of services to be provided by the auditors and estimated fees for such services for the current year.  Any services to be provided by the auditors that are not included within such range of services are approved on a case-by-case basis by the Audit Committee.  Management provides reports to the Audit Committee on at least a quarterly basis on the status of the services provided and the level of fees incurred in respect of each service. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

Vote Required; Recommendation

The appointment of Deloitte LLP to serve as our independent registered public accounting firm in respect of the fiscal year ended December 31, 2009 and the authorization of the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy.  Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the appointment of Deloitte LLP as the Company’s independent registered public accounting firm in respect of the fiscal year ended December 31, 2009 and for the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF DELOITTE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN RESPECT OF THE FISCAL YEAR ENDED DECEMBER 31, 2009 AND A VOTE IN FAVOR OF AUTHORIZING THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO APPROVE THE AUDITORS’ FEE.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by us at our principal executive office by ●, 2009 in order to be considered for inclusion in proxy materials distributed in connection with the 2010 annual general meeting of shareholders.  The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2010 Annual General Meeting of Shareholders but not submitted by the date specified above for inclusion in the proxy materials for such meeting, provided, that notice of the matter is received by us at our principal executive office at least 90 days but not more than 120 days prior to the date of the 2010 Annual General Meeting.

MISCELLANEOUS

Under Bermuda law, no matter or business other than those set forth in the accompanying Notice of Annual General Meeting of Shareholders is permitted to be presented at the Meeting unless the provisions of the Companies Act 1981 of Bermuda, as amended, are complied with.

We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to shareholders in connection with this solicitation.  Officers and regular employees may solicit proxies by mail, telephone, telegraph, electronic mail and personal interview, for which no additional compensation will be paid.  In addition, Georgeson Inc. has been engaged by us to act as proxy solicitors and will receive fees of $7,000 plus expenses.  We may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

To obtain directions to be able to attend the meeting and vote in person, please contact the Assistant Secretary, Central European Media Enterprises Ltd. in care of Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda.

Our Annual Report on Form 10-K for the year ended December 31, 2008 is being delivered to shareholders together with this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on [May 15], 2009. Our proxy statement and annual report on Form 10-K are available on our website at www.cetv-net.com.

By order of the Board of Directors,

Daniel Penn
Secretary

Hamilton, Bermuda

●, 2009

EXHIBIT A

March 22, 2009

Special Committee of the Board of Directors
Central European Media Enterprises Ltd.
PO Box HM66, Clarendon House
2, Church Street
Hamilton
Bermuda, HMCX

Board of Directors
Central European Media Enterprises Ltd.
PO Box HM66, Clarendon House
2, Church Street
Hamilton
Bermuda, HMCX

Members of the Special Committee of the Board of Directors and the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Central European Media Enterprises Ltd. (the “Company”) of the Consideration (as defined below) to be paid to the Company in the Transaction (as defined below) with TW Media Holdings LLC (the “Acquiror”), a Delaware limited liability company and wholly-owned subsidiary of Time Warner, Inc. (together with the Acquiror, the “Acquiror Group”), relating to the sale of shares in the Company through a subscription to a targeted capital increase (the “Capital Investment”).  Pursuant to the  Subscription Agreement, to be dated as of March 22, 2009 (the “Subscription Agreement”), by and between the Acquiror and the Company, the following will occur (collectively, the “Transaction”):

•
the Company will sell to the Acquiror an aggregate of 14,500,000 Class A shares and 4,500,000 Class B shares for cash consideration in an aggregate amount of $241,500,000 (the “Consideration”) pursuant to the Subscription Agreement;

•
the Company and the Acquiror will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) to provide for certain matters with respect to the registration of shares acquired in the Capital Investment;

•
the Acquiror, Ronald S. Lauder and certain affiliates (collectively, the “Controlling Shareholder”) and the Company will enter into an Irrevocable Voting Deed and Corporate Representative Appointment (the “Voting Agreement”) pursuant to which, among other things, the Acquiror will agree to vote its shares as instructed by the Controlling Shareholder for a period equal to the later of (i) four years following the consummation of the Capital Investment and (ii) the date on which no Class B shares remain outstanding; provided, that under the Voting Agreement the Acquiror shall retain voting rights with respect to 2,250,000 Class B shares and 7,250,000 Class A shares in the event of a vote on a change of control transaction by the Company’s shareholders as provided for in the Company’s organizational documents and/or applicable law; and

•
the Company, the Acquiror and the Controlling Shareholder will enter into an Investor Rights Agreement (the “Investor Rights Agreement”) to provide for certain matters with respect to the issuance, ownership, voting and transfer of securities of the Company and the Company and the Controlling Shareholder will enter into a Letter Agreement (the “Letter Agreement”) pursuant to which the Company will indemnify the Controlling Shareholder for certain matters.

In arriving at our opinion, we have (i) reviewed drafts dated March 20, 2009 of the Subscription Agreement, the Registration Rights Agreement, the Voting Agreement and the Investor Rights Agreement and a draft of the Letter Agreement dated March 22, 2009 (collectively, the “Agreements”); (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain precedent minority investment transactions that we deemed relevant, including the consideration paid in such transactions; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Class A shares  and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by, or at the direction of, the management of the Company; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company (including the potential pro forma impact of the Transaction on the Company) and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness.  In particular, we have relied upon the assessment of the Company’s management as to the Company’s financing requirements, the availability of alternative financing and the potential effects on the Company and its business of a failure to obtain additional capital in the near term, including the view of the Company’s management that, in the absence of a significant capital raising transaction, there is a risk that the Company will experience constraints on its capital and liquidity positions.   We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any applicable laws relating to bankruptcy, insolvency or similar matters.  In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate.  We express no view as to such analyses or forecasts or the assumptions on which they were based.  The Company has acknowledged and endorsed the assumptions, forecasts and projections used by JPMorgan in performing its analysis for the purposes of giving this opinion.  We have also assumed that the Transaction and the other transactions contemplated by the Agreements  will be consummated as described in the Agreements and that the definitive Agreements will not differ in any material respects from the drafts thereof furnished to us.  We have also assumed that the respective representations and warranties made by the Company, the Acquiror and the Controlling Shareholder in the Agreements and the related agreements are and will be true and correct in all respects material to our analysis and that the Company will have no exposure under any indemnification obligations contained within the Agreements or the related agreements in any amount material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by the Company or its advisors with respect to such issues.  You have instructed us in performing our analyses and rendering our opinion to assume that (i) the Transaction does not constitute, or result in, a change in control of the Company under applicable law or any constituent document or securities of the Company and (ii) the Transaction, including any transfer of voting rights to the Controlling Shareholder pursuant to the Voting Agreement, will not enhance the control position of the Controlling Shareholder in any material respect.   We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction in any respect material to our analysis.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.  Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the Company in the proposed Transaction and we express no opinion as to the fairness of the Transaction to any person or entity, or as to the fairness of any consideration received in connection therewith by the holders of any class of securities, creditors or other constituencies of the Company (including, without limitation, the Controlling Shareholder) or as to the underlying decision by the Company to engage in the Transaction or as to the relative merits of the Transaction as compared to any alternative business strategies that might have existed for the Company or any other party or the effect of any other transaction in which the Company or any other party might have engaged or as to any other term, agreement or provision of the Transaction.  Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be received by the Company in the Transaction or with respect to the fairness of any such compensation.  We are expressing no opinion herein as to the price at which any security of the Company, including, without limitation, the Class A shares and Class B shares of the Company, will trade upon issue or at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a portion of which will become payable only if the proposed Transaction is publicly announced or this opinion is rendered and the balance of which will become payable only if the proposed Transaction is consummated and an additional fee which is dependent upon ultimate future agreement with the Company.  In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.  During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror Group, for which we and such affiliates have received customary compensation.  Such services during such period have included acting as joint-lead and book-running managers on the Company’s Senior Floating Rate Notes in May 2007 and joint-lead and book-running managers on the Company's Senior Convertible Notes in March 2008.  In addition, an affiliate is an agent bank and a lender under outstanding credit facilities of the Company  and the Acquiror Group, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror Group for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc.  This letter is provided to the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction, and, at the request of the the Special Committee of the Board of Directors of the Company, is provided to the Board of Directors of the Company.  This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter.  This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.  This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN PLC

EXHIBIT B

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

1.	Purpose

The purpose of the Amended and Restated Stock Incentive Plan (the "Plan") is to induce employees and directors who are not employees of Central European Media Enterprises Ltd. (the "Company"), or its affiliates and its present and future subsidiaries (each a "Subsidiary"), as defined in Section 424(f) of the United States Internal Revenue Code of 1986, as amended (the "Code") to retain their association with the Company and its Subsidiaries, to attract new employees and non-employee directors and to encourage such employees and non-employee directors to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors of the Company (the "Board") believes that the granting of stock or stock-based awards (the "Awards") under the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth and financial success. Awards granted hereunder are intended to be either (a) Options, (b) Restricted Stock, (c) Restricted Stock Units (as these terms are defined below), or (c) a combination thereof, as determined by the Committee (as defined in Section 5 hereof) at the time of the grant thereof.

2.	Adoption of the Plan

The Plan was adopted originally adopted in 1995 as the Central European Media Enterprises Ltd. 1995 Stock Option Plan, amended several times thereafter, further amended and restated by resolution of the Board on April 11, 2005 and approved by a majority of the votes cast by the Company’s shareholders at the Company's annual general meeting of shareholders on June 2, 2005, amended by resolution of the Board on April 25, 2007, and further amended and restated by resolution of the Board on March 18, 2009 and approved by a majority of the votes cast by the Company’s shareholders at the Company’s annual general meeting of shareholders on [May 15], 2009. Unless the Plan is terminated earlier by the Board as provided herein, no Award shall be granted after June 1, 2015.

3.	Common Shares Subject to Plan

 6,000,000 of the authorized but unissued shares of the Class A Common Stock (the "Class A Common Shares") and 450,000 of the authorized but unissued shares of the Class B Common Stock (the "Class B Common Shares", together with the Class A Common Shares, the “Common Shares”), are hereby reserved for issue with respect to the Awards granted under the Plan; provided, however, that the aggregate number of Common Shares that may be issued under the Plan shall not exceed 6,000,000; provided further, however, that the number of Class A Common Shares reserved shall be reduced by the number of Class B Common Shares that are delivered with respect to Awards granted hereunder. To the extent that Common Shares covered by an Award are not delivered because the Award expires, is forfeited, cancelled or otherwise terminated, or are not delivered because the Common Shares are instead used to pay the Company for tax withholding obligations with respect to the Award pursuant to Section 18 hereof, such Common Shares shall be deemed not to have been delivered for purposes of determining the maximum number of Common Shares available under the Plan and shall be included in the amount of shares available for Awards and such shares may be subject to further grants of Awards.

4.	Administration

The Plan shall be administered by the Committee as provided in Section 5 hereof. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective option agreements or certificates (which need not be identical), to determine the individuals (each a "Participant") to whom and the times and the prices (if any) at which Awards shall be granted, the period during which each Award shall be exercisable (if applicable) and the vesting schedule therefor (which may vary with each Participant and may be granted on a basis less favorable to the Participant than that provided in Section 11 hereof), the number of Class A Common Shares or of Class B Common Shares to be subject to each Award and to make all other determinations necessary or advisable for the administration of the Plan (including whether any Option shall be an incentive stock option or a non-incentive stock option); provided, however, that Awards of, or relating to, Class B Common Shares shall be granted only to persons eligible to be a holder of Class B Common Shares pursuant to the Company's Bye-laws; and provided further, however, that only the Board shall grant Awards to non-employee directors, other than Awards granted to non-employee directors pursuant to Section 24.B. hereof, and determine the terms thereof. In making such determinations, the Committee or the Board, as the case may be, may take into account the nature of the services rendered by the respective employees and non-employee directors, their present and potential contributions to the success of the Company or any Subsidiary and such other factors as the Committee or the Board in its discretion shall deem relevant. The Committee's or Board's determination on the matters referred to in this Section 4 shall be conclusive. Any dispute or disagreement which may arise under or as a result of or with respect to any Award shall be determined by the Committee, in its sole discretion, and any interpretations by the Committee of the terms of any Award shall be final, binding and conclusive.

5.	Committee

The Committee shall mean the Compensation Committee of the Company as constituted by the Board of Directors from time to time and acting in accordance with its duly adopted charter.

6.	Eligibility

An Award may be granted only to an employee of the Company or a Subsidiary. A non-employee director of the Company or a Subsidiary shall be eligible to receive an Award, but only as provided in Sections 4 and 24 hereof.

OPTIONS

7.	Awards of Options

A.
Options (each an “Option”) may be granted alone or in addition to other Awards granted under the Plan and may be of two types: “incentive stock options” (within the meaning of Section 422 of the Code) and “non-incentive stock options”. Any Option granted under the Plan shall be in such form as the Committee may from time to time approve.

B.
The Committee shall have the authority to grant any Participant incentive stock options, non-incentive stock options or both types of Options (in each case with or without other Awards).  Incentive stock options may be granted only to employees of the Company and its Subsidiaries. To the extent that any Option is not designated as an incentive stock option or, even if so designated, does not qualify as an incentive stock option, it shall constitute a non-incentive stock option.  Incentive stock options may be granted only within 10 years from the date the Plan is adopted, or the date the Plan is approved by the Company’s shareholders, whichever is earlier.

C.
Options shall be evidenced by option agreements in a form approved by the Committee. An option agreement shall indicate on its face whether it is intended to be an agreement for an incentive stock option or a non-incentive stock option. The grant date of an Option shall be the date the Committee determines to be the grant date; provided, that the grant complies in all respects with the pricing requirements in Section 8.

D.
Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to incentive stock options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any incentive stock option under Section 422 of the Code.

8.	Option Exercise Prices

A.
The initial per share option price of an Option which is an incentive stock option shall be the price determined by the Committee, but not less than the fair market value of a Class A Common Share or Class B Common Share on the date of grant; provided, however, that, in the case of a Participant who owns, or is deemed to own, Common Shares representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company, determined pursuant to rules applicable to Section 422(b)(6) of the Code (a “Ten-Percent Holder”), at the time an Option which is an incentive stock option is granted to him, the initial per share option price shall not be less than 110% of the fair market value of a Class A Common Share or Class B Common Share on the date of grant.

B.
The initial per share option price of any Option which is a non-incentive stock option granted to an employee shall be the price determined by the Committee, but not less than the fair market value of a Class A Common Share or Class B Common Share on the date of grant. The Committee may provide that the option price per share will increase to reflect the cost of the capital or any other objective measure or may set the initial exercise price at an amount in excess of the fair market value at the time of grant. The per share option price of any Option granted to a non-employee director pursuant to Section 24.A. shall be determined in the same manner as the per share option price for options granted to employees, and the per share option price of an Option granted to a non-employee director pursuant to Section 24.B. shall be determined as provided in Section 24.B.

C.
For all purposes of the Plan, the fair market value of a Class A Common Share or a Class B Common Share on any date shall be equal to (i) if, on such day, the Class A Common Shares shall be traded on a national securities exchange, the closing sales price of a Class A Common Share as published by such national securities exchange or if there is no sale of the Class A Common Shares on such date, the average of the bid and asked price on such exchange at the close of trading on such date, or (ii) if the Class A Common Shares are not listed on a national securities exchange on such date, and are traded on a national securities market, the average of the bid and asked price in the over-the-counter market at the close of trading on such date, or (iii) if the provisions of clause (i) and clause (ii) shall not be applicable, such amount as shall be determined in good faith by the Board; provided, that the exercise price shall not be less than the par value of a share of Common Stock.

9.	Option Term

Participants shall be granted Options for such term as the Committee shall determine, not in excess of ten years from the date of the granting thereof; provided, however, that, in the case of an incentive stock option granted to a Ten-Percent Holder, the term with respect to such Option shall not be in excess of five years from the date of the granting thereof. The Committee may provide that the length of the term of an Option will vary with the length of the period over which the Option first becomes exercisable.

10.	Limitations on Amount of Incentive Stock Options Granted

The aggregate fair market value of the Class A Common Shares or the Class B Common Shares for which any Participant may be granted incentive stock options which are exercisable for the first time in any calendar year (whether under the terms of the Plan or any other stock option plan of the Company) shall not exceed $100,000; provided that such grant be made on or before August 2, 2005.

11.	Exercise of Options

A.
Each Option shall be exercisable and the total number of shares subject thereto shall be purchasable in installments, which need not be equal, as specified in the Option. Except as otherwise determined by the Committee, the first installment shall not become exercisable during the period commencing on the date of the granting of such Option and ending on the day next preceding the first anniversary of such date. An installment once exercisable shall remain exercisable until the Option expires or is terminated.

B.	Except as hereinbefore otherwise set forth, an Option may be exercised either in whole at any time or in part from time to time.

C.
An Option may be exercised only by a written notice of intent to exercise such Option with respect to a specific number of Class A Common Shares or Class B Common Shares and payment to the Company of the amount of the option price for the number of Class A Common Shares or the Class B Common Shares so specified; provided, however, that all or any portion of such payment may be made in kind by the delivery of Class A Common Shares or Class B Common Shares, as the case may be, having a fair market value equal to the portion of the option price so paid; provided, further, however, that, subject to the requirements of Regulation T (as in effect from time to time) promulgated under the United States Securities Exchange Act of 1934, as amended, the Committee may implement procedures to allow a broker chosen by a Participant to make payment of all of any portion of the option price payable upon the exercise of an Option and receive, on behalf of such Participant, all or any portion of the Class A Common Shares or Class B Common Shares issuable upon such exercise; provided, further, however, that any such exercise shall not violate Section 402 of the United States Sarbanes-Oxley Act of 2002.

D.	Notwithstanding the terms of this Section 11, the Board may, in its discretion, permit any Option to be exercised, in whole or in part, prior to the time when it would otherwise be exercisable.

12.	Transferability

No Option shall be assignable or transferable except by will and/or by the laws of descent and distribution and, during the life of any Participant, each Option granted to him may be exercised only by him; provided, however that the Board or Committee may provide that a Participant may transfer a non-incentive stock option for no consideration to any Family Member of such Participant.  For this purpose, “Family Member” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a Participant (including adoptive relationships); any person sharing the Participant’s household (other than a tenant or employee); any trust in which the Participant and any of these persons have all of the beneficial interest; any trust or foundation in which the Participant and any of these persons control the management of the assets; any corporation, partnership, limited liability company or other entity in which the Participant and any of these other persons are the direct and beneficial owners of all of the equity interests (provided the Participant and these other persons agree in writing to remain the direct and beneficial owners of all such equity interests); and any personal representative of the Participant upon the Participant’s death for purposes of administration of the Participant’s estate or upon the Participant’s incompetency for purposes of the protection and management of the assets of the Participant.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

13.	Restricted Stock and Restricted Stock Units

A.
The Committee may make (1) Awards of Class A Common Shares (without any intervening Options) (“Restricted Stock”) or (2) Awards of units valued in US dollars by reference to Class A Common Shares or otherwise based on Class A Common Shares (“Restricted Stock Units”), in each case with such vesting, restrictions, forfeiture provisions, performance requirements, contingencies and other terms as provided herein or as the Committee shall determine.

B.
The Committee shall have the authority to grant any Participant Restricted Stock or Restricted Stock Units or both Restricted Stock and Restricted Stock Units (in each case with or without other Awards).  The grant date of Restricted Stock or Restricted Stock Units shall be the date the Committee determines.

14.	Time-Based Awards and Performance-Based Awards

A.
Awards under Section 13 may be issued to vest in one or more installments over the Participant’s period of employment or other service to the Company (“Time-Based Awards”), or the Committee may make Awards that entitle the Participant to receive a specified number of vested Class A Common Shares (or the equivalent in cash at the discretion of the Committee) upon the attainment of one or more performance goals or service requirements established by the Committee (“Performance-Based Awards”).

B.
The vesting schedule for any Time-Based Awards and the term for performance for any Performance-Based Awards shall be set by the Committee at the time of grant and shall not exceed ten years (the “Restricted Period”).  The Committee, in its discretion, may structure such vesting schedule or term for performance so that it constitutes a “substantial risk of forfeiture” within the meaning of Section 409A of the Code, such that an Award and payment thereunder can constitute a "short-term deferral" within the meaning of Section 409A of the Code, or the Committee may choose other terms and conditions for the Award such that the Award will not constitute a short-term deferral under Section 409A of the Code.

C.
The performance criteria shall be determined by the Committee, in its discretion, and shall be used as a basis for payment with respect to an Award. Such criteria may include, but not be limited to, (i) attainment of or growth in a specified level of earnings per share, (ii) Common Shares price appreciation, (iii) attainment of or growth in a specified level of net income or net operating income, (iv) earnings before interest and taxes, (v) revenues, (vi) market share, (vii) cost reduction goals, (viii) return on equity, (ix) operating cash flow, (x) return on assets, (xi) the completion of certain corporate transactions or other strategic objectives, or (xii) a combination of the foregoing.

D.	An Award under Section 13 may be issued in exchange for any consideration which the Committee may deem appropriate in each individual instance, including, without limitation:

(i)	cash or cash equivalents;

(ii)
services to be rendered to the Company or any Subsidiary (provided that, in such case, the par value of the stock subject to such Award shall be paid in cash or cash equivalents, unless the Committee provides otherwise).

E.
The Committee shall determine at the time of the grant of an Award of Restricted Stock Units whether the Award shall be paid in Class A Common Shares or in cash (based on the fair market value of such Restricted Stock Unit as determined by reference to the fair market value of a Class A Common Share on the date the Restricted Stock Unit has vested).

15.	Restrictions on Awards, Exercise

A.
Participants who receive Awards of Restricted Stock shall deliver to the Company a restricted stock agreement in a form approved by the Committee. Restricted Stock Units shall be evidenced by a restricted stock unit agreement in a form approved by the Committee. Such forms need not be identical for all Participants.

B.
Shares representing an Award of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more certificates (which may bear appropriate legends referring to the terms, conditions and restrictions applicable to such Award).  Shares underlying an Award of Restricted Stock Units shall be evidenced in such manner as the Committee may deem appropriate.

C.
The Committee may require that any certificates in respect of an Award of Restricted Stock be held in custody by the Company until any restrictions thereon shall have lapsed and that the Participant deliver a share transfer form, endorsed in blank, relating to the Common Stock covered by such Award that will permit the transfer to the Company of any or all shares of Restricted Stock that shall be forfeited by means of repurchase in accordance with the corresponding restricted stock agreement or shall not become vested in accordance with the Plan.

D.
A Participant who receives an Award of Restricted Stock shall on receipt of such Award be a shareholder of the Company with respect to all shares of Restricted Stock and be entitled to vote such shares, to receive all cash dividends made in respect of such shares and to exercise all other rights in respect of such Restricted Stock except that during the Restricted Period:

(i)
for any certificates for which the Committee requires that the Company retain custody, a Participant will not be entitled to delivery of the stock certificate or other evidence of such Restricted Stock before the end of such Restricted Period and unless all other vesting requirements shall have been satisfied;

(ii)
other than cash dividends, the Company will not issue any such distributions (“Retained Distributions”) made or declared with respect to such Restricted Stock until such time as the shares of Restricted Stock in respect of which such Retained Distributions shall have been made or declared shall have become vested (and such Retained Distributions shall be subject to the same restrictions and other terms and conditions as are applicable to the shares of Restricted Stock underlying such Restricted Distributions);

(iii)
a Participant who receives an Award of Restricted Stock shall not sell, assign, exchange, transfer, pledge, charge, hypothecate or otherwise dispose of or encumber any of the shares of Restricted Stock before the end of the Restricted Period and unless all other vesting requirements have been satisfied; and

(iv)
any breach of any restrictions or other terms or conditions of such Award  of any Restricted Stock or any Retained Distributions in respect thereof will result in such Restricted Stock or Retained Distributions being forfeited by means of repurchase in accordance with the corresponding restricted stock agreement.

E.
A Participant who receives an Award of Restricted Stock Units shall not be a shareholder on receipt of such Award and such a Participant shall not be considered an owner of any Common Shares by virtue of such Award.  During the Restricted Period and until all vesting requirements have been satisfied, a Participant who receives Restricted Stock Units shall not sell, assign, exchange, transfer, pledge, charge hypothecate or otherwise dispose of or encumber any Restricted Stock Units; and any breach of any restrictions or other terms or conditions of such Award of any Restricted Stock Units will result in such Restricted Stock Units being forfeited.

F.
Each Restricted Stock Unit shall be exercised on such date as specified in the restricted stock agreement and the total number of shares subject thereto or cash consideration to be received in respect thereof shall be receivable in a fixed scheme of installments, which need not be equal, as specified in the restricted stock unit agreement. In addition, except as otherwise specified in the restricted stock agreement, the first installment shall not be exercised during the period commencing on the date of the granting of such Restricted Stock Unit and ending on the day preceding the first anniversary of such grant date.

GENERAL PROVISIONS

16.	Termination of Employment or Service

In the event a Participant leaves the employ of the Company and the Subsidiaries, or the services or the contract of a non-employee consultant to the Company or a Subsidiary previously granted Awards of Options hereunder is terminated or a Participant ceases to serve as a non-employee director (a "Termination"), such Award may thereafter be exercised only as hereinafter provided:

(a)
If Termination occurs by reason of (i) disability, (ii) death or (iii) retirement at or after age 65, each Option theretofore granted to him which shall not have theretofore expired or otherwise been cancelled shall become fully vested and shall, to the extent not theretofore exercised, terminate upon the earlier to occur of the expiration of one (1) year after the date of such Termination and the date of termination specified in such Options;

(b)
If Termination occurs by reason of (i) termination by the Company or a Subsidiary other than for Cause or (ii) the Participant's voluntary termination, each Option theretofore granted to him that is fully vested which shall not have theretofore expired or otherwise have been cancelled shall, to the extent not theretofore exercised, terminate upon the earlier to occur of the expiration of ninety (90) days after the date of Termination and the date of termination specified in such Award; and

(c)
If Termination occurs by reason of termination by the Company for Cause, each Option theretofore granted to him which shall not have theretofore expired or otherwise been cancelled shall immediately terminate.

Notwithstanding the foregoing, the Board may amend the period following Termination during which an Option may be exercised.

In the event of a Termination of a Participant who has received an Award of Restricted Stock or Restricted Stock Units, the vesting and exercise of such Awards, as applicable, shall be governed by the corresponding agreement in respect of such Awards.

"Cause" shall mean (i) the commission by a Participant of any act or omission that would constitute a felony under United States federal, state or equivalent foreign law, or an indictable offense under Bermuda law, (ii) a Participant's gross negligence, recklessness, dishonesty, fraud, disclosure of trade secrets or confidential information, willful malfeasance or willful misconduct in the performance of services to the Company or its Subsidiaries, (iii) willful misrepresentation to shareholders or directors which is injurious to the Company; (iv) a willful failure without reasonable justification to comply with reasonable directions of a Participant's supervisor; or (v) a willful and material breach of a Participant's duties or obligations under any agreement with the Company or a Subsidiary.

17.	Adjustment of Number of Shares

A.
In the event that a dividend shall be declared upon the Class A Common Shares payable in Class A Common Shares, the number of Class A Common Shares then subject to any Award, the number of Class A Common Shares reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Award and the number of Class A Common Shares referred to in Section 24.B. hereof shall be adjusted by adding to each share the number of shares which would be distributable thereon if such shares had been issued on the date fixed for determining the shareholders entitled to receive such stock dividend.

B.
In the event that the issued Class A Common Shares shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, stock split-up, combination of shares, sale of assets, amalgamation, merger or consolidation in which the Company is the surviving corporation, then there shall be substituted for each Class A Common Share then subject to any Award, for each Class A Common Share reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Award and for each Class A Common Share referred to in Section 24.B. hereof, the number and kind of shares of stock or other securities into which each issued Common Share shall be so changed or for which each such share shall be exchanged.

C.
In the event that there shall be any change, other than as specified in this Section 17, in the number or kind of issued Class A Common Shares, or of any stock or other securities into which the Class A Common Shares shall have been changed, or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to any Award, the number or kind of shares reserved for issuance in accordance with the provisions of the Plan but not yet covered by an Award and the number or kind of shares referred to in Section 24.B. hereof, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each corresponding agreement or certificate entered into in accordance with the provisions of the Plan.

D.
In the case of any substitution or adjustment in accordance with the provisions of this Section 17, the price (if any) in each agreement or certificate for each share covered thereby prior to such substitution or adjustment shall be the price for all shares of stock or other securities which have been substituted for such share or to which such share shall have been adjusted in accordance with the provisions of this Section 17.

E.	No adjustment or substitution provided for in this Section 17 shall require the Company to sell or issue a fractional share under any agreement or certificate.

F.
In the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, then each Award, to the extent not theretofore exercised, shall be immediately exercisable in full; provided, that such dissolution liquidation, amalgamation, merger, reorganization or consolidation constitutes a “change in control” within the meaning of Section 409A of the Code.

G.	This Section 17 shall apply, pari passu, with respect to Class B Common Shares.

18.	Purchase for Investment, Withholding and Waivers

Unless the shares to be issued in connection with an Award to a Participant shall be registered prior to the issuance thereof under the United States Securities Act of 1933, as amended, such Participant shall, as a condition of the Company's obligation to issue such shares, be required to give a representation in writing that he is acquiring such shares for his own account as an investment and not with a view to, or for sale in connection with, the distribution of any thereof. In the event of the death of a Participant, the delivery to the Company of tax waivers and other documents as may be required by the Committee. In connection with any Award, a Participant will enter into such arrangements with the Company with respect to all federal, state, local and foreign withholding tax requirements as the Committee may determine or the Company may require. The Committee may, to the extent permitted by law, deduct any such withholding tax obligations from any payment of any kind otherwise due to the Participant with respect to an Award.  In the event that such withholding tax obligations is made by deducting shares of Class A Common Shares or Class B Common Shares, such Common Shares shall be valued at the fair market value of the Class A Common Shares or the Class B Common Shares, as the case may be, on the applicable date and determined in accordance with Section 8.C. hereof, and shall not exceed in amount the minimum statutory tax withholding obligation.

19.	No Shareholder Status

Except as provided in Section 15.D., neither any Participant nor his legal representatives, heirs, executors or assigns shall be or be deemed to be the holder of any Class A Common Share or Class B Common Share covered by an Award unless and until a certificate for such share has been issued and delivered in accordance with the Plan. Upon payment of the purchase price thereof (if any), a share issued in connection with any Award shall be fully paid and non-assessable.

20.	No Restrictions on Corporate Acts

Neither the existence of the Plan nor any Award shall in any way affect the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any amalgamations, merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Class A Common Shares or Class B Common Shares or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding whether of a similar character or otherwise.

21.	No Employment Right or Right to Continued Service

Neither the existence of the Plan nor the grant of any Award shall require the Company or any Subsidiary to continue any Participant in the employ of the Company or such Subsidiary, as a non-employee consultant to the Company or a Subsidiary or as a director of the Company.

22.	Termination and Amendment of the Plan

The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable; provided, however, that the Board may not without further approval of the holders of a majority of the Common Shares voting as a single class as provided in the Company's Bye-Laws present in person or by proxy at any special or annual meeting of the shareholders, increase the number of shares as to which Awards may be granted under the Plan (as adjusted in accordance with the provisions of Section 17 hereof), or change the manner of determining the option prices, or extend the period during which an Award may be granted or exercised or otherwise amend the Plan in contravention of any applicable law, rules or regulations, including the rules of any national securities exchange or market on which the Common Shares of the Company may be listed. Except as otherwise provided in Section 17 hereof, no termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, adversely affect the rights of such Participant under such Award.

23.	Expiration and Termination of the Plan

The Plan shall terminate on the business day preceding the tenth anniversary of June 2, 2005 or at such earlier time as the Board may determine. Awards may be granted under the Plan at any time and from time to time prior to its termination. Any Award outstanding under the Plan at the time of the termination of the Plan shall remain in effect until such Award shall have been exercised or shall have expired in accordance with its terms.

24.	Options for Non-employee Directors

A.
In addition to any Award granted pursuant to Section 4, a non-employee director shall be eligible to receive an annual Award. Except as otherwise provided in this Section 24, any Award granted to a non-employee director shall be subject to all of the terms and conditions of the Plan.

B.	(1)
Effective at the 2007 annual meeting of the Company and each annual meeting thereafter, each non-employee director who shall have served as a non-employee director since the immediately preceding annual meeting and any other non-employee director as determined by a vote of a majority of the members of the Board (excluding any such other non-employee director) shall be granted (i) an annual Award of a non-incentive stock option to purchase 10,000 Common Shares, which shall be Class B Common Shares in the case of a non-employee director who is eligible to be a holder of Class B Common Shares pursuant to the Company's Bye-laws, or otherwise shall be Class A Common Shares, or (ii) an annual Award of non-incentive stock options, Restricted Stock or Restricted Stock Units (or any combination thereof); provided, that the value of such options, shares of Restricted Stock or Restricted Stock Units (or combination thereof) in the aggregate shall be equal to value to 10,000 non-incentive stock options referred to in subclause (i) on the date of grant.  The Compensation Committee shall have discretion to determine the components of the Awards within the limitations of the preceding sentence. For purposes of determining the value of 10,000 non-incentive stock options, the Compensation Committee shall calculate a U.S. dollar amount using the methodology that is employed by the Company for valuing Options in its most recent annual financial statements, including all assumptions contained therein.  For purposes of determining the number of shares of Restricted Stock or Restricted Stock Units constituting all or a portion of an Award, the U.S. dollar amount allocated to such Award shall be divided by the fair market value of a share of the Company’s Class A Common Stock on the date of grant.

(2)
The initial per share option price of each Option granted to a non-employee director pursuant to this Section 24.B. shall be equal to the fair market value of a Class A Common Share on the date the Option is granted, or 105% of the fair market value of a Class B Common Share on the date the Option is granted. Notwithstanding the preceding sentence, the Committee may provide that the Option price per share will increase to reflect the cost of capital or any other objective measure or may set the initial exercise price at an amount in excess of the fair market value at the time of grant.

(3)
The term of each Option granted to a non-employee director pursuant to this Section 24.B. shall be five years from the date of the granting thereof. The Board shall determine by a majority vote the number of installments in which an Option granted pursuant to this Section 24 shall be exercisable; provided, that the first installment shall not become exercisable during the period commencing on the date of the granting of such Option and ending on the day immediately preceding the first anniversary of such date. An installment once exercisable shall remain exercisable until such Option expires or is terminated.

(4)
Subject to the provisions (including any applicable solvency test) of the Companies Act 1981, all or any portion of the payment required upon the exercise of an Option granted to a non-employee director may be made in kind by the delivery of Class A Common Shares or Class B Common Shares, as the case may be, having a fair market value on the date the Option is exercised equal to the portion of the option price so paid.

C.
The provisions of this Section 24 may not be amended except by the vote of a majority of the members of the Board and by the vote of a majority of the members of the Board who are non-employee directors.

25.	Miscellaneous

A.	Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting other or additional compensation arrangements for its employees.

B.
Unless otherwise determined by the Committee, any withholding obligations may be settled with Common Shares, including Common Shares that are part of the award that gives rise to the withholding requirement.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.  The Committee may establish such procedures as it deems appropriate for the settlement of withholding obligations with Common Shares.

C.	The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.

D.
Any amounts owed to the Company or a Subsidiary by the Participant of whatever nature may be offset by the Company from the value of any Common Shares, cash or other thing of value under this Plan or an agreement or certificate to be transferred to the Participant, and no Common Shares, cash or other thing of value under this Plan or an agreement or certificate shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims against the Company or a Subsidiary in respect thereof.

E.
To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the awards in jurisdictions outside the United States of America, the Committee may in its discretion modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of such jurisdictions.

F.	The headings contained in the Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

G.
If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

H.
This Plan shall inure to the benefit of and be binding on each successor and assign of the Company.  All obligations imposed on a Participant, and all rights granted to the Company hereunder, shall be binding on the Participant’s heirs, legal representatives, successors and assigns.

I.
This Plan and each agreement or certificate granting an Award constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between this Plan and such agreement or certificate, the terms and conditions of the Plan shallprevail.

J.
None of the Company, any Subsidiary or the Committee shall have any duty or obligation to disclose affirmatively in any manner to a registered or beneficial holder of Common Shares or an Option or other Award, and such holder shall have no right to be advised of, any material non-public information regarding the Company or any Subsidiary at any time prior to, upon or in connection with, the receipt or exercise of an Option or other Award.

26.	Governing Law

The Plan and all Awards, agreements and actions hereunder shall be governed by the laws of Bermuda.

*   *   *   *   *

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

May [15], 2009

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

” Please detach along perforated line and mail in the envelope provided.  ”

■ 21233300000000000000 9			051509

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 THROUGH 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS: The election of twelve directors nominated by the Board of Directors to serve until the next Annual General Meeting of Shareholders:	2.	The issuance and sale of shares of Class A Common Stock and Class B Common Stock to TW Media Holdings LLC	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ FOR ALL NOMINEES	NOMINEES: m RONALD S. LAUDER m HERBERT A. GRANATH m FRANK EHMER m CHARLES R. FRANK, JR. m HERBERT KLOIBER m IGOR KOLOMOISKY m ALFRED W. LANGER m BRUCE MAGGIN m ANN MATHER m DUCO SICKINGHE m CHRISTIAN STAHL m ERIC ZINTERHOFER	3.	The amendment and restatement of our Amended and Restated 1995 Stock Incentive Plan.	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES		4.
The appointment of Deloitte LLP as the independent registered public accounting firm of the Company in respect of the fiscal year ending December 31, 2009 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee.
				☐	☐	☐
☐ FOR ALL EXCEPT (See instructions below)
		Shares cannot be voted unless this proxy card is signed and returned or shares are voted in person at the Annual General Meeting.

		The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on May [15], 2009, and the Proxy Statement, dated ____, 2009, prior to the signing of this proxy

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address     ☐
in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

■

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS MAY [15], 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Adrian Sarbu, Nicolas G. Trollope, Michael Ashford, and Scott Davis, or any of them acting singly, with the power of substitution in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Central European Media Enterprises Ltd. (the "Company") held of record by the undersigned on April 20, 2009 at the Annual General Meeting of Shareholders to be held at The Pearman Room (4B), 4th Floor, Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, on May [15], 2009, at 1:00 P.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the twelve named individuals as directors, (ii) FOR the approval of the issuance and sale of shares of Class A Common Stock and Class B Common Stock to TW Media Holdings LLC, (iii) FOR the approval of the amendment and restatement of our Amended and Restated 1995 Stock Incentive Plan, and (iv) FOR the appointment of Deloitte LLP as the independent registered public accounting firm of the Company in respect of the fiscal year ending December 31, 2009 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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